Exhibit 10.1

Execution Version

INTEREST PURCHASE AGREEMENT

BY AND AMONG

SWITCH, LTD.,

THE PERSONS IDENTIFIED ON ANNEX A HERETO,

WATERLOO, INC.,

and

DATA FOUNDRY, INC.

Dated as of May 3, 2021

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2

Section 10.11	Specific Performance	60
Section 10.12	Disclosure Schedule	60
Section 10.13	Expenses	61
Section 10.14	Further Assurances	61

Exhibits

Exhibit A	Form of Owned Real Property Acquisition Agreement
Exhibit B	Form of Restrictive Agreement
Exhibit C	Form of Assignment of Company Interests
Exhibit D	Purchase Price Allocation
Exhibit E	Form of Transition Services Agreement

Annexes

Annex A	Selling Shareholders
Annex B	Parties to Restrictive Agreements

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INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of May 3, 2021, by and among (i) SWITCH, LTD., a Nevada limited liability company (“Buyer”), (ii) DATA FOUNDRY, INC., a Texas corporation prior to the Conversion (the “Company”), (iii) the Persons identified on Annex A hereto (collectively, the “Selling Shareholders”) and (iv) WATERLOO, INC., a Delaware corporation (the “Seller”). Each of the above referenced parties is sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, as of the date hereof the Selling Shareholders own, collectively, all of the outstanding equity interests of the Company (the “Pre-Restructuring Company Interests”);

WHEREAS, prior to the Closing, the Selling Shareholders and the Company will undertake the following restructuring steps:

A. At least three (3) days prior to the Closing Date, (i) the Selling Shareholders will contribute all of the Pre-Restructuring Company Interests to Seller in exchange for all of the issued and outstanding capital stock of Seller (the “Contribution”) and (ii) Seller will make an election to treat the Company as a “qualified subchapter S subsidiary” of Seller, effective as of the date of the Contribution (the “QSub Election”);

B. At least one (1) day after the Contribution and QSub Election and at least one (1) day prior to the Closing Date, Seller will convert the Company into a Texas limited liability company (the “Conversion” and collectively with the Contribution and the QSub Election, the “Pre-Closing Restructuring”);

WHEREAS, at the Closing, on the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer intends to purchase from Seller, all of the outstanding equity interests of the Company (the “Company Interests ”) in exchange for the Aggregate Closing Cash Consideration Amount; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Buyer to enter into this Agreement, the Real Property Owners and Buyer shall execute that certain Purchase and Sale Agreement substantially in the form of Exhibit A (the “Owned Real Property Acquisition Agreement”) whereby Buyer shall acquire (or cause an Affiliate thereof to acquire) the Owned Real Property at Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Buyer to enter into this Agreement, each Person identified on Annex B hereto shall execute a Restrictive Agreement substantially in the form of Exhibit B (collectively, the “Restrictive Agreements”), to be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties hereby agree as follows.

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. For the purposes of this Agreement, each of the following terms shall have the following respective meanings:

“Action” means any arbitration, Governmental Authority audit or investigation, lawsuit, litigation, claim, petition, complaint, action, demand, summons, hearing or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity), by or before any Governmental Authority.

“Adjustment Escrow Account” means the segregated account established under the Escrow Agreement to hold the Adjustment Escrow Amount.

“Adjustment Escrow Amount” has the meaning set forth in Section 2.3(b).

“Affected Employees” has the meaning set forth in Section 7.1(a).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person through on or more intermediaries or otherwise. For the avoidance of doubt, the Real Property Owners are Affiliates of the Company prior to the Closing.

“Aggregate Closing Cash Consideration Amount” means the cash amount that is equal to (a) $325,791,175, plus (b) the total amount of Closing Cash, plus (c) the amount, if any, by which the Closing Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (d) the amount, if any, by which the Target Net Working Capital Amount exceeds the Closing Net Working Capital Amount, minus (e) the total amount of Closing Indebtedness, minus (f) the total amount of Company Transaction Expenses, minus (g) the Adjustment Escrow Amount, minus (h) the Seller RWI Retention Amount.

“Agreed Tax Treatment” has the meaning set forth in Section 7.2(g).

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 7.2(h).

“Allocation Statement” has the meaning set forth in Section 7.2(h).

“Ancillary Agreements” means the Owned Real Property Acquisition Agreement, the Escrow Agreement, the Transition Services Agreement, the Assignment of Company Interests and all other agreements, instruments and certificates contemplated herein or therein to which any Party is a party.

“Antitrust Remedy” has the meaning set forth in Section 6.4(c).

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, wherever located including Company IT Systems, but excluding Technology and Intellectual Property Rights.

“Assignment of Company Interests” has the meaning set forth in Section 2.5(a)(ix).

“Balance Sheet Date” has the meaning set forth in Section 4.7(a).

“Borrowed Money Indebtedness” means, with respect to any Person and without duplication, all principal and accrued interest of such Person (a) for borrowed money or issued in substitution or exchange for indebtedness for borrowed money (including amounts outstanding under overdraft facilities), including any loans made by such Person to such Person’s direct or indirect equity holders and (b) evidenced by credit agreements, notes (convertible or otherwise), bonds, debentures, debt securities, or other similar Contracts, in the case of clauses (a) or (b) including the outstanding principle amount thereof, any interest owed with respect to the Indebtedness referred to therein and any premium, penalty, or other fee or payment related thereto and owed; provided, however, that Borrowed Money Indebtedness shall not include any amount taken into account in the determination of Closing Net Working Capital Amount or Company Transaction Expenses.

“Business” means the business activities currently conducted by the Company as of the date of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Austin, Texas and New York City, New York are required to be closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Material Adverse Effect” means any Event that could reasonably be expected to materially impair or delay, individually or in the aggregate, the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements, as applicable or to consummate the Contemplated Transactions.

“Buyer Plans” has the meaning set forth in Section 7.1(a).

“Buyer RWI Retention Amount” has the meaning set forth in Section 7.6.

“Cash” means the aggregate amount of all cash and cash equivalents required or permitted to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company as of a given date prepared in accordance with GAAP, including (without duplication to accounts receivable or accounts payable) cash and checks received by the Company on or prior to such date, whether or not cleared and less any checks or automated clearing house written by, or wires issued by or on behalf of, the Company prior to such date but not yet cleared, provided in each case, such checks subsequently clear, and that “Cash” shall not include Restricted Cash.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the Cash of the Company at the Reference Time.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Schedule” has the meaning set forth in Section 2.4(b).

“Closing Indebtedness” means the Indebtedness of the Company at the Reference Time.

“Closing Net Working Capital Amount” means (a) the current assets of the Company, excluding Cash, all Income Tax assets and all deferred Tax assets, less (b) the current liabilities of the Company, including unpaid installation costs, and excluding Indebtedness, intercompany indebtedness between the Company and entities that remain Subsidiaries of the Company after Closing, other than intercompany indebtedness of the Company that is settled in connection with the Closing, Company Transaction Expenses, customer cash deposits, all Income Tax liabilities and all deferred Tax liabilities of the Company, in each case determined as of the Reference Time in accordance with GAAP in accordance with the Company’s past practices.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” (a) prior to the Conversion, shall have the meaning set forth in the Recitals hereto, and (b) after the Pre-Closing Restructuring, shall mean and be reference to the Company LLC, in each case, as the context requires.

“Company Associates” means the former and current directors, managers, officers, individual independent contractors or employees of the Company.

“Company Certificate” has the meaning set forth in Section 8.1(c)(i).

“Company Closing Statement” has the meaning set forth in Section 2.4(a).

“Company Common Stock” means common stock, par value $0.01 per share, of the Company.

“Company Interests” has the meaning set forth in the Recitals.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company, purported by the Company to be owned by the Company, or held in the name of the Company or owned by a third party and licensed or sublicensed to the Company in connection with the Business, including all Intellectual Property Rights in and to (i) Company Technology and (ii) Company IT Systems.

“Company IT Systems” means any and all IT Systems controlled or administered by the Company and used in the Business, including the Physical Network.

“Company LLC” means the Texas limited liability company into which the Company will be converted as a result of the Conversion (which is expected to be named Data Foundry, LLC or otherwise as determined in good faith by Seller in consultation with Buyer).

“Company Plan” has the meaning set forth in Section 4.14(a).

“Company Registrations” has the meaning set forth in Section 4.11(a).

“Company Shareholders Agreement” means the Shareholders Agreement among the Company and the Selling Shareholders in effect as of the date of this Agreement.

“Company Technology” means any and all Technology used by the Company in the Business.

“Company Transaction Expenses” means, to the extent unpaid as of the Closing, (x) all costs, fees and expenses of the Company incurred at or prior to the Closing in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions, including legal, accounting, investment banking, advisory and other costs, fees and expenses, (y) all amounts payable (or intended to be paid) pursuant to the arrangements listed on Section 1.1(b) of the Disclosure Schedule and all other amounts payable by the Company to any Company Associate in connection with the consummation of the transactions contemplated hereby under any change of control, retention, termination, severance or other similar arrangements (whether prior to, upon or after such consummation and whether or not in connection with another event, including any termination of employment), plus any Taxes imposed on the Company with respect thereto, and (z) an amount not to exceed $100,000 of the costs, fees and expenses incurred and unpaid by the Company in connection with the arrangements listed on Section 1.1(c) of the Disclosure Schedule. Notwithstanding the foregoing, none of the following shall be considered Company Transaction Expenses: (a) any Liabilities arising as a result of action taken by the Company after the Closing, (b) any Liabilities arising as a result of action taken by Buyer prior to, at or after the Closing, (c) any amount taken into account in the determination of Closing Net Working Capital Amount or Closing Indebtedness, (d) any fees paid by the Company in connection with obtaining Consents necessary or advisable for the consummation of the Contemplated Transactions, and (e) any Incremental Pod 2 Construction Costs.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of the individuals identified in Section 1.1(a) of the Disclosure Schedule has actual knowledge, following reasonable inquiry of the Company’s senior employees, of the fact or other matter at issue.

“Compensation” means, with respect to any Company Associate, all cash wages (including bonuses and severance), paid or provided by the Company to or for the benefit of such Company Associate.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement between Buyer and the Company, dated as of December 14, 2020.

“Consent” means any approval, consent, ratification, waiver, clearance or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person.

“Contemplated Transactions” means the transactions contemplated in this Agreement, including (a) the Pre-Closing Restructuring, (b) the Equity Purchase and (c) the execution, delivery and performance of the Ancillary Agreements.

“Contract” means, with respect to any Person, any legally enforceable contract, whether written or oral, then in effect to which such Person is a party.

“Contribution” has the meaning set forth in the Recitals.

“Conversion” has the meaning set forth in the Recitals.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Data Room” has the meaning set forth in Section 1.2(g).

“D&O Indemnified Person” has the meaning set forth in Section 7.3(a).

“Deal Communications” has the meaning set forth in Section 7.5(c).

“Designated Accounting Firm” has the meaning set forth in Section 2.4(c)(iv).

“Disclosed Contracts” has the meaning set forth in Section 4.15(b).

“Disclosure Schedule” has the meaning set forth in Article III.

“Dispute Notice” has the meaning set forth in Section 2.4(c)(ii).

“Disruptive Circumstance” means any epidemic, pandemic (including SARS-CoV-2 or COVID-19, and any resurgences, evolutions or mutations thereof or related, associated or substantially equivalent epidemic or pandemic), disease outbreak, domestic or foreign protests or civil unrest, any regional, national or international calamity or any escalation or material worsening of any of the foregoing, including any Law, directive, pronouncement, quarantine, “shelter-in-place” order, or guideline issued by a Governmental Authority providing for business closures, “sheltering in place,” curfews or other restrictions.

“Employee Plan” means any (a) welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) stock bonus, stock purchase, stock option, restricted stock, phantom interest, stock appreciation right or similar equity or equity-based plan, program or arrangement or (d) other deferred compensation, retirement, severance, change in control, retention, welfare benefit, reimbursement, bonus or perquisite, profit-sharing, incentive, fringe-benefit, commission, loan, employment or other benefit or compensation plan, program, agreement or arrangement (including each “employee benefit plan” within the meaning of Section 3(3) of ERISA).

“Encumbrance” means any lien (statutory or otherwise), security interest, mortgage, or transfer restriction, imperfection of title, encroachment, lease, license, easement, servitude, right-of-way, covenant, condition, adverse claim, other similar encumbrance (other than, in the case of a security, any restriction on the transfer of such security arising solely under applicable Laws).

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar law of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental, Health, and Safety Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any Governmental Authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), human and worker health and safety (solely with respect to exposure to Hazardous Substances or Extremely Hazardous Substances), or otherwise regulated, under any Environmental, Health and Safety Laws. The term “Environmental, Health and Safety Laws” shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99 4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right, equity appreciation right, profits interest or phantom stock or equity right or other Contract which would entitle any other Person to acquire any such interest in such Person.

“Equity Purchase” has the meaning set forth in Section 2.1.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that would be considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.3(b).

“Escrow Agreement” means the Escrow Agreement to be entered into at Closing, among Buyer, Seller and the Escrow Agent, substantially in a form reasonably acceptable to Buyer, Seller and the Escrow Agent.

“Estimated Aggregate Closing Cash Consideration Amount” means the cash amount that is equal to (a) $325,791,175, plus (b) the total amount of Estimated Closing Cash, plus (c) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (d) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, minus (e) the total amount of Estimated Closing Indebtedness, minus (f) the total amount of Estimated Company Transaction Expenses, minus (g) the Adjustment Escrow Amount, minus (h) the Seller RWI Retention Amount.

“Estimated Closing Cash” has the meaning set forth in Section 2.4(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.4(a).

“Events” has the meaning set forth in the definition of Material Adverse Effect.

“Excess Amount” has the meaning set forth in Section 2.4(d).

“Expert Calculations” has the meaning set forth in Section 2.4(c)(iv).

“Extremely Hazardous Substance” means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

“Final Allocation” has the meaning set forth in Section 7.2(h).

“Financials” has the meaning set forth in Section 4.7(a).

“Firm” has the meaning set forth in Section 7.5(a).

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“Fraud” means a Party’s actual or intentional fraud, in each case, with the intent to deceive as determined under Delaware common law pursuant to a breach by such Party of a representation or warranty in this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.3 (Authorization of Governmental Authorities), 4.1 (Organization), 4.2 (Power and Authorization), 4.3 (Authorization of Governmental Authorities), 4.4 (Noncontravention) other than 4.4(b)(i), 4.5 (No Subsidiaries), 4.6 (Capitalization of the Company), 4.13(m) (S Corp Matters) and 4.21 (No Brokers).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governmental Authority” means any United States federal, state, provincial, local or non-United States government, or any governmental, regulatory, taxing, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body (public or private), department, political subdivision, tribunal or other instrumentality thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority (including, any judicial or administrative interpretations, guidance, directives, policy statements or opinions).

“Governmental Prohibition” has the meaning set forth in Section 8.1(f).

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of any Indebtedness or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease Assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Indebtedness or other Liabilities of such partnership or venture.

“Hazardous Substance” means any material, substance, waste or emission determined by any Governmental Authority to be hazardous, acutely hazardous, or toxic, a pollutant or contaminant, including petroleum hydrocarbons and asbestos, excluding office and janitorial supplies properly maintained.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound IP Contracts” has the meaning set forth in Section 4.11(d).

“Income Taxes” means any Tax based on or measured by income or gains (however denominated) and any similar Tax (including any franchise or business profits Tax incurred in lieu of a Tax on net income).

“Incremental Pod 2 Construction Costs” has the meaning set forth in Section 6.8.

“Indebtedness” means, with respect to any Person, and without duplication of amounts, all Liabilities or obligations, whether or not contingent, with respect to any of the following: (a) all Borrowed Money Indebtedness and indebtedness in the forms of surety bonds or performance bonds, (b) all Liabilities in respect of obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business and the terms and provisions of the Company’s Leases), (c) in respect of letters of credit and bankers’ acceptances, (d) obligations arising out of interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) in respect of obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property, (f) for deferred rent liabilities, (g) customer cash deposits, incurred and unpaid construction capital expenditures in accounts payable, and unpaid construction retainage amounts, (h) for declared but unpaid dividends or distributions, (i) Guarantees of any of the foregoing, (j) all accrued interest, fees, premiums, penalties, indemnities, costs, expenses and/or other amounts due in respect of any of the foregoing and (k) the unpaid Income Tax liabilities of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period determined on a jurisdictional basis, which amount shall not be less than zero, and shall be determined in accordance with Section 7.2(c) and as if the taxable year of the Company ended on the Closing Date and all such Income

Taxes were due and payable. Notwithstanding the foregoing, with respect to the Company, “Indebtedness” shall not include (i) any letters of credit to the extent not drawn, (ii) non-cancellable purchase commitments, (iii) any intercompany indebtedness between the Company and entities that remain Subsidiaries of the Company after Closing, (iv) any deferred Tax assets or liabilities, (v) any Incremental Pod 2 Construction Costs or (vi) any amount taken into account in the determination of Closing Net Working Capital Amount or Company Transaction Expenses.

“Indemnified Party” means Buyer and its Affiliates (excluding the Company).

“Indemnified Retention Losses” has the meaning set forth in Section 2.6(a).

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property Rights” means all right, title, and interests in and to all intellectual property or proprietary rights of every kind and nature however denominated, throughout the world, including:

(a) patents, copyrights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in Technology or IT Systems;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c) domain names, social media accounts, rights of privacy and publicity, and moral rights;

(d) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and

(e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“IP Contracts” has the meaning set forth in Section 4.11(d).

“IT Systems” means all databases, computer software, firmware, computer hardware, computer networks, servers, routers, hubs, switches, telecommunications systems and equipment, back-up systems, and other electronic, electrical, and mechanical equipment.

“Key Customers” has the meaning set forth in Section 4.17.

“Key Suppliers” has the meaning set forth in Section 4.17.

“Law” means any United States federal, state or local (or any foreign) law, statute, Governmental Order, standard, ordinance, code, rule, constitution, treatise or regulation.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Liability” means, with respect to any Person, any liability or obligation of such Person required under GAAP to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any event, fact, circumstance, change, effect or occurrence (collectively, “Events”) that, (x) could reasonably be expected to materially impair or delay, individually or in the aggregate, the ability of the Company, Seller or the Selling Shareholders to perform their respective obligations under this Agreement or the Ancillary Agreements, as applicable, or to consummate the Contemplated Transactions, or (y) individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on the results of operations, assets, properties, liabilities, business or financial condition of the Company, taken as a whole, other than the following (none of which may be taken into account in determining whether a Material Adverse Effect has occurred, other than in the case of clause (a) with respect to any of the following clauses (i), (ii), (iii), (iv), or (v), if it has or would be reasonably expected to have a disproportionate effect on the Company, taken as a whole, relative to other businesses operating in the industry in which the Company operates): (i) Events generally affecting the industry in which the Business is conducted, (ii) Events generally affecting economic conditions or the debt, credit or securities markets (including any decline in the price of any security or any market index), (iii) any Disruptive Circumstance, acts of God, national disaster, domestic or foreign protests or civil unrest, outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (iv) changes or proposed changes in Law (or interpretations thereof), (v) changes or proposed changes in GAAP (or interpretations thereof), (vi) Events resulting from actions taken by any of the Company which Buyer has expressly requested in writing or to which Buyer has expressly consented in writing, (vii) any failure of the Company to meet projections, forecasts or revenue or earning predictions for any period (it being understood that any Events underlying such failure may be taken into account) or (viii) Events resulting from the announcement, pendency or existence of, or compliance with, this Agreement and the Contemplated Transactions.

“Off-The-Shelf Software” means off-the-shelf, commercially available software obtained from a third party, other than software obtained from a third party which obligates the Company to pay continuing royalties or annual maintenance fees in excess of $10,000 per year to such third party.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business, consistent with past practices; provided, that, deviations from such ordinary course of business consistent with the past practices of the Company shall not be deemed outside the Ordinary Course of Business to the extent such deviations are required by this Agreement, any Ancillary Agreement or with respect to actions taken after the date of this Agreement in response to a Disruptive Circumstance to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any limited liability company, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and equity holders agreements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outbound IP Contracts” has the meaning set forth in Section 4.11(d).

“Owned Intellectual Property” has the meaning set forth in Section 4.11(a).

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Owned Real Property Acquisition Agreement” has the meaning set forth in the Recitals.

“Owned Real Property Improvements” means those certain improvements located on the Owned Real Property and described on Section 4.10(a) of the Disclosure Schedule, which improvements are owned by the Company pursuant to the terms of the Owned Real Property Leases.

“Owned Real Property Leases” has the meaning set forth in Section 4.10(a).

“Party” means each of Buyer, the Company, the Selling Shareholders and Seller, and more than one Party is referred to herein as “Parties”.

“Payoff Letters” has the meaning set forth in Section 6.6.

“Permits” means approvals, permits, licenses, variances, exemptions, certificates, registrations, franchises, consents, waivers or other similar authorizations, and all amendments and modifications of any of the foregoing, issued by, or otherwise granted by, any Governmental Authority, provided, that Permits shall not include any Intellectual Property Rights.

“Permitted Encumbrance” means any of the following: (a) statutory liens for Taxes not yet due and not yet delinquent, (b) statutory liens for Taxes, the amount or validity of which is being contested in good faith in appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP consistently applied by the Company, (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (d) liens to secure the interests of landlords, lessors, renters, or licensors of real property under leases or rental agreements (to the extent the applicable company is not in default under such lease or rental agreement) which do not, individually or in the aggregate, materially interfere with the conduct of the Business of the Company, (e) Encumbrances and other similar matters of record affecting title to, but not adversely affecting the value of, or the current occupancy or use of, any real property in any material respect, excluding monetary Liens created by, through or under the Company, and (f) zoning regulations and ordinances, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such property that do not or would not materially impair the use or occupancy of such real property encumbered or affected thereby in the operation of the business of the Company and which, in each case set forth in this paragraph (f), are not violated by the current use or occupancy of such real property or the operation of the Business thereon.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Data” means any piece of information considered personally identifiable information or personal data under any Law.

“Physical Network” means the fibers and fiber miles in which the Company holds any ownership or leasehold interest, license, indefeasible right of use or swap.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Pre-Closing Restructuring” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 7.2(a).

“Pre-Restructuring Company Interests” has the meaning set forth in the recitals.

“Privacy Laws” means all Laws applicable to the Company and the Business and governing the privacy, security, or Processing of Personal Data, which includes, in each case as applicable, data breach and notification, user generated content, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information, and email, text message, or telephone communications with respect to the Acquired Companies’ Processing of Personal Information, including, as applicable, including the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non- Solicited Pornography and Marketing Act of 2003; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act of 2018; the General Data Protection Regulations (EU) and any applicable national laws which implement the GDPR, the United Kingdom GDPR and UK Data Protection Act 2018, the e-Privacy Directive (Directive 2002/58/EC) and any applicable national laws which implement the e-Privacy Directive including in the United Kingdom.

“Privileged Deal Communications” has the meaning set forth in Section 7.5(c).

“Property Owner 1” has the meaning set forth in Section 4.10(a).

“Property Owner 2” has the meaning set forth in Section 4.10(a).

“Process,” “Processed” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Protected Parties” has the meaning set forth in Section 7.5(b).

“QSub Election” has the meaning set forth in the recitals.

“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy relating to this Agreement and for the benefit of Buyer as the named insured.

“Real Property Owners” has the meaning set forth in Section 4.10(a).

“Reference Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Resolution Period” has the meaning set forth in Section 2.4(c)(iv).

“Restrictive Agreements” has the meaning set forth in the Recitals.

“Restricted Cash” means security deposits, escrows, construction retainage amounts, legal retainers, or customer cash deposits.

“Retention Funds” means the amount of the “Initial Retention” as defined in the R&W Insurance Policy.

“Review Period” has the meaning set forth in Section 2.4(c)(i).

“RWI Claim” has the meaning set forth in Section 2.6(b).

“RWI Escrow Account” means the segregated account established under the Escrow Agreement to hold the Seller RWI Retention Amount.

“RWI Escrow Period” has the meaning set forth in Section 2.6(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Recitals.

“Seller RWI Retention Amount” has the meaning set forth in Section 7.6.

“Seller Tax Return” means any Tax Return of Seller for a Pre-Closing Tax Period.

“Selling Shareholders” has the meaning set forth in the Recitals.

“Shortfall Amount” has the meaning set forth in Section 2.4(e).

“Specified Losses” means any and all payments, costs, disbursements, Taxes, expenses, losses, Liabilities, deficiencies, penalties, judgments, awards or settlements (including reasonable and documented out-of-pocket legal, accounting and other professional fees and reasonable and documented expenses and costs arising from investigation, collection, prosecution, determination, settlement and defense) of Buyer, the Company or any of their respective Affiliates, arising out of a claim for Fraud. “Specified Losses” shall not include (i) consequential damages, lost profits or diminution of value, damages based on valuation metrics or other multipliers, or similar damages, unless such damages are the reasonably foreseeable result of the event or matter for which indemnification or damages are sought or (ii) punitive, exemplary, or similar damages, except, in each case, to the extent such damages are actually awarded to a Governmental Authority or other third party.

“Straddle Tax Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Tax Return” has the meaning set forth in Section 7.2(b).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least fifty percent (50%) of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person as a general partner, managing member, manager or in similar capacity.

“Target Net Working Capital Amount” means $900,000.

“Tax” or “Taxes” means any and all United States federal, state, local or foreign taxes, including income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, escheat or unclaimed property, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever or any other governmental charges, assessments or fees of any kind of the same or similar nature to a tax imposed by any Governmental Authority, including any interest, penalty, or addition thereto and any liability for the payment of any of the foregoing as a result of the operation of law, by contract or otherwise or any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or similar document relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), and all other forms of technology other than IT Systems, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Termination Date” has the meaning set forth in Section 9.1(c).

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at Closing, among Buyer and Seller, substantially in the form of Exhibit E.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Valid Rights” means a right of ownership, use or occupancy arising under fee title, a leasehold interest, an easement (including arising under a statute or other applicable Law), a governmental approval, a license, an indefeasible right to use, a colocation right, a co-occupancy right, a conduit right, a pole attachment right, a regeneration site right, an interconnection right or other similar right.

Section 1.2 Interpretation.

(a) The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof. All instances of the words “include,” “includes” or “including” in this Agreement shall be deemed to mean “including without limitation.” Any reference to an Article, Section, Exhibit, Appendix or Schedule is to the articles, sections, exhibits, appendices or schedules, if any, of and to this Agreement unless otherwise specified.

(b) Unless the context of this Agreement otherwise requires, words of any gender shall include all genders and the neuter and words using the singular or plural number also include the plural or singular number, respectively.

(c) References to “$” will be references to United States Dollars, and with respect to any Liability that is contemplated in this Agreement but denominated in currency other than United States Dollars, the amount of such Liability will be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

(d) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Unless expressly provided otherwise, the measure of a period of one (1) month or one (1) year for purposes of this Agreement shall be that date of the following month or year, as applicable, corresponding to the starting date; provided, that, if no corresponding date exists, the measure shall be that date of the following month or year, as applicable, corresponding to the next day following the starting date.

(f) The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g) All references to materials being “made available” by the Company means documents posted and accessible to Buyer and its advisors in the electronic data room for “Project Waterloo” hosted by Datasite (the “Data Room”) at least one (1) Business Day prior to the date hereof and remained so posted and accessible continuously through the Closing.

(h) The principles of interpretation set forth in this Section 1.2 shall apply equally to all Transaction Documents.

(i) For the avoidance of doubt, the rights and obligations held by Data Foundry, Inc. under this Agreement shall be binding upon and inure to the benefit of the Company LLC.

ARTICLE II

PURCHASE AND SALE OF THE COMPANY INTERESTS; CLOSING

Section 2.1 Purchase and Sale of the Company Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in and to all of the Company Interests, free and clear of all Encumbrances (the “Equity Purchase”).

Section 2.2 Closing. The closing of the Contemplated Transactions (the “Closing”) shall occur concurrently with the closing under the Owned Real Property Acquisition Agreement, which date shall be no later than the third (3rd) Business Day after the fulfillment or waiver of all conditions set forth in Article VIII (other than those conditions which by their terms are to be satisfied or waived at the Closing), or at such other time as Buyer and the Company may agree in writing, and shall be conducted remotely via the electronic exchange of documents and signatures. The date of the Closing hereunder is referred to herein as the “Closing Date” and the consummation of the Contemplated Trasactions shall be deemed to have occurred at 12:01 a.m. (Eastern time) on the Closing Date.

Section 2.3 Payments at Closing; Escrow; Transaction Expenses and Indebtedness. At the Closing, the Parties shall deliver, or cause to be delivered, each of the following:

(a) Buyer shall pay (or cause to be paid) to Seller a cash amount, by wire transfer of immediately available funds to the applicable accounts designated in writing by Seller prior to Closing, equal in the aggregate to the Estimated Aggregate Closing Cash Consideration Amount.

(b) Buyer shall deposit (or cause to be deposited) with PNC Bank, National Association (the “Escrow Agent”) an amount equal to $2,000,000 in cash (the “Adjustment Escrow Amount”), which shall be held in trust in the Adjustment Escrow Account pursuant to the terms of the Escrow Agreement. The Adjustment Escrow Amount and the Seller RWI Retention Amount shall be the sole and exclusive remedy and source of funding to Buyer for any amount payable to Buyer pursuant to Section 2.4(e).

(c) Buyer shall deposit (or cause to be deposited) with the Escrow Agent an amount in cash equal to the Seller RWI Retention Amount, which shall be held in trust in the RWI Escrow Account pursuant to the terms of the Escrow Agreement. The Seller RWI Retention Amount shall be the sole and exclusive remedy and source of funding to Buyer for any amount payable to Buyer pursuant to Section 2.6, except in the event of Fraud as set forth and limited herein.

(d) Buyer will pay (or cause to be paid) the amount of the Estimated Company Transaction Expenses payable to each payee thereof by wire transfer of immediately available funds to such payee’s account as specified in instructions delivered to Buyer by the Company prior to the Closing; provided, however, that any Estimated Company Transaction Expenses payable to Company Associates shall be deposited with the Company and paid through the payroll system or the accounts payable of the Company within five (5) Business Days following such deposit.

(e) Buyer shall repay (or cause to be repaid), on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of the Borrowed Money Indebtedness pursuant to the Payoff Letters.

Section 2.4 Purchase Price Adjustment.

(a) The Company shall deliver to Buyer, at least three (3) Business Days prior to the Closing Date, a statement of the Company (the “Company Closing Statement”) certifying in reasonable detail the Company’s good faith estimates of (i) the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), the Closing Cash (the “Estimated Closing Cash”), Closing Indebtedness (the “Estimated Closing Indebtedness”) and Company Transaction Expenses (the “Estimated Company Transaction Expenses”), and (ii) the Estimated Aggregate Closing Cash Consideration Amount. The Estimated Aggregate Closing Cash Consideration Amount shall be subject to adjustment as set forth in this Section 2.4.

(b) As soon as reasonably practicable, but no later than seventy five (75) days following the Closing Date, Buyer shall, at its expense, (i) cause to be prepared a statement (the “Closing Date Schedule”) setting forth in reasonable detail Buyer’s calculation of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and Company Transaction Expenses in accordance with the definitions thereof and any applicable definitions in this Agreement and (ii) deliver to Seller the Closing Date Schedule, together with a certificate of Buyer confirming that the Closing Date Schedule is true, correct and was prepared in good faith and in accordance with this Section 2.4(b). The Company Closing Statement shall be deemed final if Buyer fails to timely deliver the Closing Date Schedule pursuant to this Section 2.4(b).

(c) Review; Disputes.

(i) After receipt by Seller of the Closing Date Schedule and the related certificate of Buyer, Seller shall have thirty (30) days to review Buyer’s calculation of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and Company Transaction Expenses (the “Review Period”). During the Review Period, Buyer and the Company shall provide Seller and any accountants or advisors retained by Seller with reasonable access (during normal business hours and without substantial interference to the operations of the Company) to the books and records and personnel of the Company for the purpose of enabling Seller and its accountants and advisors to calculate, and to review Buyer’s calculation of, the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and Company Transaction Expenses, provided further, that Buyer may delay the foregoing access as a result of any restrictions or limitations imposed on or reasonably taken by the Company due to Disruptive Circumstances, in which case the Review Period will be extended by such number of days as the foregoing access was so delayed.

(ii) On or prior to the last day of the Review Period, Seller may dispute the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness or Company Transaction Expenses set forth in the Closing Date Schedule by delivering a written notice (a “Dispute Notice”) to Buyer. The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail and, if practicable, Seller’s calculation of each disputed amount.

(iii) If Seller does not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, Buyer’s calculation of Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses set forth in the Closing Date Schedule shall be deemed final and binding on Buyer, Seller, and each Selling Shareholder for all purposes of this Agreement.

(iv) If Seller delivers a Dispute Notice to Buyer prior to the expiration of the Review Period, then Seller and Buyer shall use commercially reasonable efforts to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses that are in dispute, within thirty (30) days after the receipt of the Dispute Notice (the “Resolution Period”), and if the same are so resolved within the Resolution Period, the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding. If Seller and Buyer are unable to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses that are in dispute within the Resolution Period, either party shall have the right to refer such dispute to an independent nationally recognized accounting firm that is mutually agreed upon by Buyer and Seller (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”). In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) each of Seller and Buyer shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses; provided, that none of Seller, Buyer, or any of their respective Affiliates or Representatives shall have any ex parte communications or meetings with the Designated Accounting Firm regarding the subject matter hereof without the other party’s prior written consent; (B) each of Seller and Buyer shall promptly provide, or cause to be provided, to the Designated Accounting Firm all information and make available documents, communications and the personnel of Seller, Company and Buyer and their respective Affiliates, in each case, as are reasonably necessary to permit the Designated Accounting Firm to resolve such disputes; provided, however, that the Designated Accounting Firm shall act only as an expert and not as an arbitrator; (C) the Designated Accounting Firm shall determine the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses in accordance with the terms of this Agreement within thirty (30) days after such referral, and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to Seller and Buyer; and (D) the determination made by the Designated Accounting Firm of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses that are in dispute shall, absent manifest error, be conclusive, binding upon the Parties, nonappealable, and not be subject to further review, and may be enforced in any court of competent jurisdiction as such. In calculating the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and Company Transaction Expenses, the Designated Accounting Firm: (1) shall be limited to addressing only those particular disputed items referred to in the Dispute Notice and will have no authority to make any adjustments to any financial statements or amounts other than any items on the Dispute Notice which Buyer and Seller dispute; and (2) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Buyer or Seller, as the case may be, and no lower than the lower amount calculated by Buyer or Seller, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses reflected therein and the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses set forth in the Closing Date Schedule. The fees and expenses of the Designated Accounting Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. If Seller shall be required to pay any such fees or expenses, such fees or expenses shall be paid out in accordance with Section 2.4(e).

(d) If (x) the Aggregate Closing Cash Consideration Amount as finally determined pursuant to this Section 2.4 exceeds (y) the Estimated Aggregate Closing Cash Consideration Amount (such excess, the “Excess Amount”), then:

(i) Buyer shall, no later than five (5) Business Days after such determination, cause to be paid to Seller such Excess Amount, by delivery of immediately available funds; and

(ii) Buyer and Seller shall instruct the Escrow Agent to distribute all funds held in the Adjustment Escrow Account to Seller.

(e) If (i) the Aggregate Closing Cash Consideration Amount as finally determined pursuant to this Section 2.4 is less than the Estimated Aggregate Closing Cash Consideration Amount or (ii) Seller is required to pay any fees or expenses of the Designated Accounting Firm (any such aggregate amounts, the “Shortfall Amount”), then Buyer and Seller shall, no later than five (5) Business Days after such determination, instruct the Escrow Agent to pay to Buyer, out of the funds held in the Adjustment Escrow Account, an amount equal to such Shortfall Amount (and such Shortfall Amount shall be paid first out of the funds held in the Adjustment Escrow Account, whether or not such Shortfall Amount is greater than the Adjustment Escrow Amount). In the event that the Shortfall Amount is less than the then remaining funds in the Adjustment Escrow Account, Buyer and Seller shall instruct the Escrow Agent to distribute, following distribution of the Shortfall Amount to Buyer, the remaining funds held in the Adjustment Escrow Account to Seller. In the event the Shortfall Amount is greater than the Adjustment Escrow Amount, Buyer and Seller shall instruct the Escrow Agent to distribute to Buyer, in addition to the distribution of all funds then remaining in the Adjustment Escrow Account, such difference from the RWI Escrow Account, to the extent funds remain available in such account. For the avoidance of doubt, the Adjustment Escrow Account and the RWI Escrow Account shall provide the sole and exclusive sources of funding to Buyer for any amount payable to Buyer pursuant to this Section 2.4(e).

(f) Any payments made pursuant to this Section 2.4 shall constitute an adjustment of the Aggregate Closing Cash Consideration Amount for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.

(g) The Parties hereto agree that, from and after the Closing, except in the case of Fraud as set forth and limited herein, the provisions of this Section 2.4 and the dispute resolution provisions contemplated herein shall be the sole and exclusive remedy and exclusive forum of the Parties hereto with respect to the matters contemplated herein.

Section 2.5 Deliveries at the Closing.

(a) Deliveries by the Company. At or prior to the Closing, the Company and Seller shall deliver, or caused to be delivered, to Buyer, the following:

(i) evidence of the completion of the Pre-Closing Restructuring pursuant to documentation reasonably acceptable to Buyer;

(ii) all unit certificates (to the extent certificated) issued in respect of the Company Interests, along with duly executed transfer powers or other applicable instruments of transfer in respect thereof;

(iii) from Seller, a certificate of non-foreign status, executed by Seller, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer, in accordance with Section 1445(b)(2) of the Code (and consistent for such purpose with the form prescribed in Treasury Regulations § 1.1445-2(b)(2)), certifying that Seller is not a “foreign person” for such purposes;

(iv) the Company Closing Statement pursuant to Section 2.4(a);

(v) the Payoff Letters in accordance with Section 6.6;

(vi) the resignations of (x) all directors of the Company, and (y) all of the officers of the Company, in each case, effective as of the Closing;

(vii) a certificate of the Secretary of the Company certifying in his or her capacity as such, the following: (i) the organizational documents of the Company are true, correct and complete and have not been amended since the date of the certification, (ii) the resolutions of the directors of the Company and Seller which authorize the execution and performance of this Agreement and the Transactions, and (iii) the incumbency and signatures of the officers of the Company executing this Agreement, in form and substance reasonably satisfactory to Buyer;

(viii) the Escrow Agreement duly executed by Seller;

(ix) the assignment, substantially in the form attached hereto as Exhibit C, evidencing the assignment and transfer to Buyer of the Company Interests (the “Assignment of Company Interests”), duly executed by Seller;

(x) the Transition Services Agreement duly executed by Seller; and

(xi) one or more flash drives, DVDs or other media that contain the true, correct and complete contents of the Data Room as of the date hereof and within one (1) Business Day prior to the Closing.

(b) Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver, or caused to be delivered, to the Company, the following:

(i) the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(ii) the Assignment of Company Interests, duly executed by Buyer;

(iii) the Transition Services Agreement duly executed by Buyer; and

(iv) a bound copy of the R&W Insurance Policy.

Section 2.6 Representation and Warranty Retention Escrow Account.

(a) From and after Closing, through the period ending on the twelve (12) month anniversary date of the Closing Date (the “RWI Escrow Period”), Seller shall, solely to the extent of the funds then available in the RWI Escrow Account, indemnify each Indemnified Party, from and against all breaches of representations and warranties arising under this Agreement (“Indemnified Retention Losses”). For the avoidance of doubt, other than remedies for Fraud as set forth and limited herein, the Indemnified Parties’ exclusive remedy for any claims of Indemnified Retention Losses against Seller or Selling Shareholders from breaches of representations and warranties arising under this Agreement shall be the R&W Insurance Policy and the funds remaining in the RWI Escrow Account.

(b) At the Closing, Buyer shall deposit the Seller RWI Retention Amount to the RWI Escrow Account, to be held by the Escrow Agent to provide for the satisfaction of claims made against the Retention Funds pursuant to the terms and conditions of the R&W Insurance Policy (each, a “RWI Claim”); provided that, (x) with respect to any such RWI Claim related to breaches of Fundamental Representations, satisfaction shall be sought (i) first, from the RWI Escrow Account, (ii) second, from the Buyer RWI Retention Account, and (iii) thereafter from the R&W Insurance Policy and (y) with respect to any such RWI Claim related to breaches of representations and warranties other than Fundamental Representations, satisfaction shall be sought (i) first, from the Buyer RWI Retention Amount, (ii) second, from the RWI Escrow Account, and (iii) thereafter from the R&W Insurance Policy. The Seller RWI Retention Amount shall be retained in the RWI Escrow Account until released pursuant to this Section 2.6.

(c) Within three (3) Business Days following the final determination (either by the written agreement of Buyer and Seller or upon issuance of a final Governmental Order with respect thereto) of an Indemnified Retention Loss for which an Indemnified Party is entitled to indemnification to be satisfied from the RWI Escrow Account in accordance with Section 2.6(b), Buyer and Seller shall direct the Escrow Agent via joint written instructions to make the determined disbursement to such Indemnified Party. Any written demands issued by Buyer or Seller to the Escrow Agent will be concurrently provided to the other party pursuant to the notice provisions contained in the Escrow Agreement. For the avoidance of doubt, once the RWI Escrow Account has been exhausted, no Indemnified Party shall have any further recourse against Seller or the Selling Shareholders for any Indemnified Retention Loss.

(d) Within three (3) Business Days following the end of the RWI Escrow Period, Buyer and Seller shall instruct the Escrow Agent to release any uncontested funds, if any, from the RWI Escrow Account to Seller, in which case the amount released (and any subsequent amounts released). Any payments made pursuant to Section 2.6 shall constitute an adjustment of the Aggregate Closing Cash Consideration Amount for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.

Section 2.7 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement or in any Ancillary Agreement, other than remedies for Fraud as set forth and limited herein, the sole and exclusive remedy available to Buyer, any Indemnified Parties or their respective Affiliates against Seller or Selling Shareholders (i) for any Indemnified Retention Losses arising from a RWI Claim or otherwise with respect to claims for breaches of representations and warranties arising under this Agreement, is the R&W Insurance Policy and the funds then available in the RWI Escrow Account, and (ii) for any amount payable to Buyer pursuant to Section 2.4(e), is the funds then available in the Adjustment Escrow Account and the RWI Escrow Account; provided that, for the avoidance of doubt, nothing contained in this Section 2.7, express or implied, shall be construed to limit any remedy to which Buyer and any Indemnified Parties may be entitled at law or in equity with respect to breaches of the covenants of Seller that by their terms apply or are to be performed in whole or in part (but only to the extent of such part) after the Closing.

Section 2.8 Withholding Rights. Notwithstanding any other provision in this Agreement, each of Buyer (and any agent or Affiliate thereof), the Escrow Agent, Seller and the Company shall be entitled to deduct or withhold from any payments to be made pursuant to this Agreement to any Person such amounts that such applicable payor is required to deduct or withhold with respect to the making of such payment under the Code and Treasury Regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law; provided, however, except (i) if Seller fails to provide the certificate pursuant to Section 2.5(a)(iii) or (ii) for any compensatory amounts, such applicable payor shall use commercially reasonable efforts to notify such Persons of any amounts otherwise payable to such Persons that such applicable payor intends to deduct and withhold at least five (5) Business Days prior to any such deduction or withholding, and such applicable payor shall provide reasonable details regarding the provisions of Law that require such deduction or withholding, and the parties shall work together in good faith to minimize any such deduction or withholding. Any such amounts so deducted or withheld shall be paid over to the relevant Governmental Authority in accordance with any Law, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLING SHAREHOLDERS AND SELLER

The Selling Shareholders and Seller hereby each (severally and not jointly) represent and warrant to Buyer, in each case subject to the modifications, exceptions and disclosures as set forth on the disclosure schedule delivered pursuant to this Agreement (the “Disclosure Schedule”), as follows, provided, that, with respect to any representations and warranties relating to a Selling Shareholder, such representation and warranty is made by such Selling Shareholder solely as to himself, herself or itself (and not as to any other Selling Shareholder):

Section 3.1 Organization. Seller is duly incorporated, validly existing and in good standing in the State of Delaware. Seller is duly qualified to do business and in good standing (or its equivalent) in each jurisdiction in which it conducts Business and is required to so qualify.

Section 3.2 Power and Authorization. The Selling Shareholders have, and the Selling Shareholders and Seller will have at the Closing, all requisite corporate power and authority, and will have at the Closing all requisite power and authority, necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which any Selling Shareholder or Seller is (or with respect to the Ancillary Agreements to be entered into prior to or at the Closing, will be) a party and to consummate the Contemplated Transactions. The Selling Shareholders and Seller have duly authorized by all necessary action the execution, delivery and performance of this Agreement and each such Ancillary Agreement and the consummation of the Contemplated Transactions. This Agreement and each Ancillary Agreement to which any Selling Shareholder or Seller are a party (a) have been (or, in the case of the Ancillary Agreements to be entered into prior to or at Closing, will be when executed and delivered) duly executed and delivered by such Selling Shareholder or Seller and (b) is (or in the case of such Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of Such Selling Shareholder or Seller, Enforceable against such Selling Shareholder or Seller in accordance with their respective terms.

Section 3.3 Authorization of Governmental Authorities. No Consent of any Governmental Authority is required by or on behalf of the Selling Shareholders or Seller for (a) the authorization, execution, or delivery by the Selling Shareholders or Seller of, or the performance by the Selling Shareholders or Seller of their respective covenants or agreements in, this Agreement or any Ancillary Agreement to which such Person is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (b) the consummation of the Contemplated Transactions contemplated in the Ancillary Agreements to which the Selling Shareholders or Seller is a party, except for (i) Consents under the HSR Act; (ii) the request to obtain certificates of good standing required to be delivered by Seller pursuant to the terms of this Agreement; and (iii) such Consents that the failure to take or make, as the case may be, would not, reasonably be expected to materially impair or delay, individually or in the aggregate, the ability of any of the Selling Shareholders or Seller to perform their respective obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, as applicable.

Section 3.4 Noncontravention. None of the authorization, execution, or delivery by the Selling Shareholders or Seller of, or performance by the Selling Shareholders or Seller of their respective covenants or agreements in, this Agreement or any Ancillary Agreement to which each such Person is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation by the Selling Shareholders or Seller of the Contemplated Transactions contemplated in this Agreement or the Ancillary Agreements to which such Selling Shareholder or Seller is a party, will:

(a) contravene, violate or conflict with any Laws applicable to the Selling Shareholders or Seller or any of their respective properties or assets;

(b) except as set forth on Section 3.4(b) of the Disclosure Schedule, conflict with, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination or modification of, or accelerate the performance required by, any of the terms, conditions or provisions of (i) any Contract to which any Selling Shareholder or Seller is a party or by which any of the property or assets of Seller is bound or affected; or

(ii) the Organizational Documents of any Selling Shareholder, as applicable, or Seller, except in the cases of clause (i) for such violations, conflict, breach or default termination, cancellation, acceleration or modification would not reasonably be expected to impair or materially delay, individually or in the aggregate, the ability of any of the Selling Shareholders or Seller to perform their respective obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, as applicable; or

(c) except as set forth on Section 3.4(c) of the Disclosure Schedule, result in the creation of any Encumbrance (other than Permitted Encumbrances) on any Assets of the Company or Company Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company hereby represents and warrants to Buyer, in each case subject to the modifications, exceptions and disclosures as set forth on the Disclosure Schedule, as follows:

Section 4.1 Organization. The Company is duly incorporated, validly existing and in good standing in the State of Texas and will be, at the time of the Closing, a limited liability company duly organized and validly existing and in good standing under the Laws of the State of Texas. The Company is duly qualified to do business and in good standing (or its equivalent) in each jurisdiction in which it conducts Business and is required to so qualify, except where the failure to so qualify would not be material to the Company.

Section 4.2 Power and Authorization. The Company has all requisite corporate power and authority, and will have at the Closing all requisite limited liability company power and authority, necessary to own, lease, operate and use its Assets and carry on the Business and for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Contemplated Transactions. The Company has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and each such Ancillary Agreement and the consummation of the Contemplated Transactions. This Agreement and each Ancillary Agreement to which the Company is a party (a) have been (or, in the case of such Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Company and (b) is (or in the case of such Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Company, Enforceable against the Company in accordance with their respective terms.

Section 4.3 Authorization of Governmental Authorities. No Consent of any Governmental Authority is required by or on behalf of the Company for (a) the authorization, execution, or delivery by the Company of, or the performance by the Company of its covenants or agreements in, this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (b) the consummation of the Contemplated Transactions contemplated in the Ancillary Agreements to which the Company is a party, except for (i) Consents under the HSR Act; (ii) the request to obtain certificates of good standing required to be delivered by the Company pursuant to the terms of this Agreement; and (iii) such Consents that the failure to take or make, as the case may be, would not, individually or in the aggregate, reasonably be expected to materially impair or delay, individually or in the aggregate, the ability of any of the Company to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, as applicable.

Section 4.4 Noncontravention. Except as set forth on Section 4.4 of the Disclosure Schedule, none of the authorization, execution, or delivery by the Company of, or performance by the Company of its covenants or agreements in, this Agreement or any Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation by the Company of the Contemplated Transactions contemplated in this Agreement or the Ancillary Agreements to which the Company is a party, will:

(a) contravene, violate or conflict with any Laws applicable to the Company or any of its properties or assets;

(b) except as set forth on Section 4.4(b) of the Disclosure Schedule, conflict with, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, purchase, sale, acceleration or modification with respect to, or require any consent (or, solely with respect to Key Customers and Key Suppliers, any notice), or result in the triggering of any payments or in the loss of any benefit under, and provision of (i) any Disclosed Contract; or (ii) the Organizational Documents of the Company, except in the cases of clause (i) for such violations, conflict, breach or default termination, cancellation, acceleration or modification that would not reasonably be expected, individually or in the aggregate, to (x) be material to the Company or (y) impair or materially delay, individually or in the aggregate, the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, as applicable; or

(c) except as set forth on Section 4.4(c) of the Disclosure Schedule, result in the creation of any Encumbrance (other than Permitted Encumbrances) on any Assets of the Company or Company Interests.

Section 4.5 No Subsidiaries. Except as set forth on Section 4.5 of the Disclosure Schedule, the Company has no Subsidiaries, nor does the Company control, directly or indirectly, or have any direct or indirect equity participation in any other Person. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.

Section 4.6 Capitalization of the Company.

(a) Authorized and Outstanding Equity Interests.

(i) As of the date hereof, the authorized capital stock of the Company consists of (i) 25,940,026 shares of Company Common Stock, of which 91,000 shares are voting stock and of which 25,849,026 shares are non-voting stock. The Pre-Restructuring Company Interests consist of 20,388,369 shares of Company Common Stock issued and outstanding as of the date of this Agreement. The Company does not hold shares of its capital stock (or other Equity Interests) in its treasury. As of the date hereof, the Selling Shareholders hold all Pre-Restructuring Company Interests.

(ii) At the Closing Seller shall own all Company Interests. All of the outstanding equity interests of the Company have been and will be duly authorized, validly issued and are fully paid and non-assessable, as applicable.

(b) Encumbrances on Equity Interests, etc. Except as set forth in the Company Shareholders Agreement, (i) there are no preemptive rights or other similar rights in respect of any Equity Interests in the Company, (ii) there are no Encumbrances on, or other Contracts of the Company (including options, warrants, subscriptions, calls, rights, convertible securities, commitments or agreements of any character) relating to, the ownership, disposition, redemption, repurchase, transfer or voting of any Equity Interests in the Company or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company, (iii) except for the Contemplated Transactions, there is no Contract of the Company which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in the Company, and (iv) there are no existing rights with respect to registration under the Securities Act of 1933, as amended, of any Equity Interests in the Company.

(c) Equity Participation. The Company does not sponsor or maintain, and has not at any time sponsored or maintained, any stock option plan or any other plan or agreement providing for equity compensation or profit participation features (whether contingent or otherwise) to any Person. There are no outstanding or authorized compensatory equity or equity-linked awards, including any stock option, stock appreciation, phantom stock, profit participation, contingent value or other similar rights, with respect to the Company.

Section 4.7 Financial Matters.

(a) Financial Statements. Copies of each of the following (the “Financials”) are included in Section 4.7(a) of the Disclosure Schedule: (i) the audited consolidated balance sheet of the Company as of December 31, 2019 and the related audited consolidated statements of income and cash flows for the fiscal year then ended; (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2020 and the related unaudited consolidated statements of income and cash flows for the fiscal year then ended; and (iii) the unaudited consolidated balance sheet of the Company as of February 28, 2021 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income and cash flows for the two (2) months then ended.

(b) Compliance with GAAP. The Financials (including any notes thereto) have been prepared in accordance with GAAP, consistently applied and fairly present, in all material respects, the financial position, cash flows and results of the operations of the Company as of the times and for the periods referred to therein in accordance with GAAP (subject, in each case, in the case of the unaudited Financials, to the absence of footnotes and to normal year-end adjustments). All accounts, books, records and ledgers maintained by the Company are properly and accurately kept and are true, complete and correct in all material respects.

(c) Undisclosed Liabilities. Except as set forth on Section 4.7(c) of the Disclosure Schedule, the Company does not have any Liabilities required to be accrued, reflected or specifically reserved against in a balance sheet prepared in accordance with GAAP, except for such Liabilities (i) accrued or specifically reserved against in the Financials, (ii) that have arisen since the Balance Sheet Date in the Ordinary Course of Business, (iii) incurred in connection with the Contemplated Transactions that constitute Company Transaction Expenses, (iv) under the Disclosed Contracts, or (v) that would not be material to the Company.

(d) Section 4.7(d) of the Disclosure Schedule sets forth (i) an accurate and complete list of all banks accounts, safe deposit boxes and other similar accounts of any nature of the Company, (ii) the number of each such account or safe deposit box and (iii) the names of the Persons authorized to draw on such accounts or to access such safe deposit boxes. Except as set forth in Section 4.7(d) of the Disclosure Schedule, all cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal, except for ordinary and customary restrictions applicable to such types of accounts.

(e) The Company maintains, and during the last two (2) years has maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded on a timely basis as necessary to permit the preparation of financial statements of the Company in conformity with GAAP and maintain accountability for assets; and (iii) the recorded accountability for assets is maintained at reasonable intervals and appropriate action is taken with respect to any differences. During the last three (3) years, the Company has not received written notice of (x) complaints from any source outside the Company regarding accounting, internal accounting controls or auditing matters relating to the Company or (y) concerns from any employees of the Company regarding questionable accounting or auditing matters relating to the Company. There are no significant deficiencies or material weaknesses (as such terms are defined in Regulation S-X of the Securities Act) in the Company’s internal controls likely to adversely affect the Company’s ability to record, process, summarize and report financial information. There has not been any fraud, whether or not material, that involves management or other employees of the Company who have a role in its internal controls over financial reporting.

(f) The Company has historically expensed commissions when paid and has not capitalized commission payments or amortized the expense in accordance with ASC 340.

Section 4.8 Absence of Certain Developments. Except as set forth on Section 4.8 of the Disclosure Schedule, between the Balance Sheet Date and the date of this Agreement (a) there has not been any change, development, condition or event that constitutes a Material Adverse Effect and (b) the Company has not taken any actions that, had such actions been taken after the date of this Agreement, would have required the written consent of Buyer pursuant to Section 6.2(b) and (c) the Company has, in all material respects, conducted its business in the Ordinary Course of Business consistent with past practice, except as contemplated by the Pre-Closing Restructuring.

Section 4.9 Assets. Except as set forth on Section 4.9 of the Disclosure Schedule, the Company has good, valid and marketable title to, or, in the case of property held under a lease or other Contract, a valid and an Enforceable leasehold interest in, or adequate rights to use, all of the material tangible properties, rights and Assets, in each case excluding the Intellectual Property Rights, whether real or personal, that are necessary for the operation of the Business of the Company in the Ordinary Course of Business after the Closing Date substantially in the same manner as it was conducted prior to the Closing Date. The material tangible properties, rights and Assets of the Company, in each case excluding the Intellectual Property Rights, are in good repair, working order and operating condition, subject to ordinary wear and tear. Except as set forth on Section 4.9 of the Disclosure Schedule, where any such material Assets are used but not owned by the Company, no written notification from a third party has been received by the Company regarding the termination of any agreements for the use of such material Assets by the Company. None of such material owned Assets is subject to any Encumbrance other than a Permitted Encumbrance.

Section 4.10 Real Property.

(a) The Company does not own any fee interest in any real property, except as set forth on Section 4.10(a) of the Disclosure Schedule and provided, pursuant to the terms of the Owned Real Property Leases, the Company owns the Owned Real Property Improvements described on Section 4.10(a) of the Disclosure Schedule. Section 4.10(a) of the Disclosure Schedule sets forth a complete and accurate list of the addresses, landlords, and tenants of all real property leased, subleased or licensed by the Company or to which the Company otherwise holds a right to use or occupy any real property as a permittee, lessee, licensee or similar arrangement (the “Leased Real Property”), which includes Leases with respect to the real property owned by 143 Greens Crossing, LLC, a Texas limited liability company (“Property Owner 1”) and the real property owned by 143 Smith School, Ltd., a Texas limited partnership (“Property Owner 2” and together with Property Owner 1, the “Real Property Owners”), which real property is referred to in this Agreement as the “Owned Real Property”, and which Leases therefor are referred to in this Agreement as the “Owned Real Property Leases”. Section 4.10(a) of the Disclosure Schedule also identifies, with respect to each Leased Real Property, each lease, sublease, or other Contract under which such Leased Real Property is occupied or used (the “Leases”). Complete and correct copies of the Leases have been made available to Buyer. Except as set forth in Section 4.10(a) of the Disclosure Schedule, each Lease is in full force and effect and constitutes a legal, valid and binding obligation on the Company, enforceable in accordance with its terms (subject to proper authorization and execution of such Lease by the other party thereto). As of the date hereof, the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves included as part of, or located on or at, the Leased Real Property, and the activities carried on by the Company as a tenant on such Leased Real Property, are not in violation of, or in conflict with, any applicable zoning regulations or ordinances. Except for customer agreements entered into in the Ordinary Course of Business, as of the date hereof, the Company has not entered into any lease of any Leased Real Property where the Company is the lessor or sublessor or granted to any Person the right to use or occupy the Leased Real Property. Neither the Company, nor to the Knowledge of the Company, is any other party, in breach or default under such Lease and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default by the Company or permit the termination, modification or acceleration of rent under such Lease by any other party thereto.

(b) The Company has made available to Buyer accurate and complete copies of each Lease listed on Section 4.10(a) of the Disclosure Schedule, in each case, as amended or otherwise modified and in effect.

(c) Except as set forth on Section 4.10(c) of the Disclosure Schedule, the Leased Real Property and the Owned Real Property Improvements, collectively, comprise all of the real property used in the operation of the Business.

(d) The Company has rights to access, use and operate all Leased Real Property from which it operates the Business. The Company is not infringing on any third party rights over or in relation to the Leased Real Property from which the Company operates the Business, nor is it in dispute with any third party alleging the same.

(e) Each Leased Real Property enjoys access to and egress from publicly maintained roads, either directly or such Leased Real Property has the benefit of all necessary easements or rights over private land on terms which do not entitle any person to terminate or curtail the same.

(f) The Owned Real Property Improvements and each Leased Real Property are served by water, electricity and gas utilities, sufficient for the operation of the Business as currently operated.

(g) Except as set forth on Section 4.10(g) of the Disclosure Schedule, there are no outstanding actions, disputes, claims or demands between the Company and any third party with respect to, and the Company has not received any written notice from a third party of any dispute regarding boundaries, easements, covenants or other matters relating to, any Leased Real Property or the Company’s use thereof.

(h) Except as set forth on Section 4.10(h) of the Disclosure schedule, the Company has not served or received written notice to terminate any Lease.

(i) All statutes, orders or regulations applicable to the Company’s use of the Leased Real Property and the Owned Real Property Improvements have been observed in all material respects, and there are no material outstanding requirements of any competent authority applicable to the Company with respect to any Leased Real Property or the Owned Real Property Improvements.

(j) To the Company’s Knowledge, neither the Owned Real Property Improvements nor any Leased Real Property is subject to any pending or threatened re-zoning, condemnation or eminent domain proceedings, lawsuits or administrative actions that affect any portion thereof, and to the Company’s Knowledge, the Company has not received any notice of the intention of any Governmental Authority to re-zone, take or use any portion of any Leased Real Property.

(k) Except as set forth on Section 4.10(k) of the Disclosure Schedule, no building or structure on any Leased Real Property is undergoing substantial works of construction, refurbishment or alteration, or has done so in the last two (2) years.

Section 4.11 Intellectual Property.

(a) Scheduled Intellectual Property Rights. Section 4.11(a) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by the Company (collectively, the “Company Registrations”), the jurisdiction(s) in which any of the foregoing has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdiction in which any other filing or recordation has been made, and their respective application and registration numbers. Each of the Company Registrations is valid and subsisting, and each issued or registered Intellectual Property Right in the Company Registrations is enforceable. The Company exclusively owns and possess all rights, title, and interests in and to each Company Registration and owns all other Intellectual Property Rights owned or purported to be owned by the Company (collectively, the “Owned Intellectual Property”) free and clear of any Encumbrance other than Permitted Encumbrances and licenses granted in the Outbound IP Contracts.

(b) Company Intellectual Property Rights. Except as set forth on Section 4.11(b) of the Disclosure Schedule, the Company owns or has a valid and Enforceable right to use all of the Company Intellectual Property Rights that are necessary for the operation of the Business of the Company in the Ordinary Course of Business after the Closing Date substantially in the same manner as it was conducted prior to the Closing Date.

(c) Infringement. Except as set forth on Section 4.11(c) of the Disclosure Schedule, the Company (i) is not infringing or misappropriating the Intellectual Property Rights of any Person and (ii) has not in the past three (3) years, received any written charge, complaint, claim, demand, or notice alleging infringement or misappropriation of the Intellectual Property Rights of any Person. Except as set forth on Section 4.11(c) of the Disclosure Schedule, to the Company’s Knowledge, no Person has infringed or misappropriated, and no Person is infringing or misappropriating any Company Intellectual Property Rights.

(d) IP Contracts. Section 4.11(d) of the Disclosure Schedule identifies each Contract (i) pursuant to which any Intellectual Property Rights are licensed, sold, assigned, or otherwise conveyed or provided to the Company, other than (A) Contracts between the Company and Company Associates, (B) non-disclosure agreements entered into in the Ordinary Course of Business, (C) non-exclusive licenses to Off-The-Shelf Software and (D) licenses entered into in the Ordinary Course of Business (including any such licenses included in agreements with customers or partners of the Company) (such Contracts, the “Inbound IP Contracts”), and (ii) under which the Company has granted to any Person any right or interest in any Company Intellectual Property Rights including any right to use any item of Company Technology or any Company IT System as a service (including settlement agreements and covenants not to sue), other than any non-disclosure agreements entered into in the Ordinary Course of Business and non-exclusive licenses and other rights to use granted to customers, channel partners or other strategic partners in the Ordinary Course Of Business (such Contracts, the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”). Except as set forth in Section 4.11(c) of the Disclosure Schedule, the Company has not entered into and is not subject to any material Governmental Orders, consents, forbearances to sue, co-existence agreements, settlement agreements, licenses or other arrangements in each case that restrict in any material manner the Company’s ability to use or exploit the Owned Intellectual Property in the manner currently used or exploited.

(e) Privacy and Data Protection. Except as set forth on Section 4.11(e) of the Disclosure Schedule, the Company’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Personal Data complies, and in the past three (3) years, has complied, in all respects, with (i) the Company’s written data privacy and security policies and applicable Privacy Laws, (ii) any privacy choices (including opt-out preferences) communicated to the Company, and (iii) any obligations relating to Personal Data contained in any written agreements, including any consents and authorizations that apply to the Company’s receipt, access, use and disclosure of Personal Data. The Company has taken commercially reasonable measures to protect Personal Data Processed by or on behalf of the Company against loss, damage, and accidental, unlawful or unauthorized access, use, destruction, compromise, disclosure, or modification. Except as set forth on Section 4.11(e) of the Disclosure Schedule in the past three (3) years, there has been no (A) security breach or intrusion into the Company’s computer networks resulting in unauthorized access to, or disclosure of, Personal Data, or (B) action or circumstance requiring the Company to notify a Governmental Authority of a data security breach or violation of any Privacy Laws. Except as set forth on Section 4.11(e) of the Disclosure Schedule, to the Knowledge of the Company, no Person (including any Governmental Authority) has commenced any inquiry, investigation, litigation, or other proceeding with respect to loss, damage, or unauthorized access, use or modification of any Personal Data by or on behalf of the Company or regarding the alleged non-compliance with Privacy Laws by the Company. The Company has remediated each material vulnerability identified by any tests or scans performed by or on behalf of the Company to assess the security of data Processed by or on behalf of the Company. Each item comprising the Company IT Systems is functional in all material respects, and in good repair and working order condition subject to ordinary wear and tear, and is without any material defects for purposes of operating the Business of the Company. No Company IT System contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm” (as such terms are commonly understood in the software industry) or other malicious code designed to disable or provide unauthorized access to a software program.

Section 4.12 Legal Compliance; Permits.

(a) The Company and its directors, managers, officers, employees and, to the Knowledge of the Company, independent contractors (in each case with respect to their activities on behalf of the Company) comply, and during the last three (3) years have been, in compliance, in all material respects, with all Laws applicable to the Company or its Business, properties (including the Leased Real Property) or Assets. During the past three (3) years, the Company has not received or been subject to any written notice, investigation, inquiry, action, warning, non-routine review or inspection or assertion with respect to the business of the Company alleging any material failure to so comply or any Liability pursuant to, or threatening any investigation under, any Laws for failure to so comply.

(b) Except as set forth on Section 4.12(b) of the Disclosure Schedule, the Company holds, owns or possesses, and is in compliance in all material respects with, all Permits necessary or used by the Company to carry on its businesses as currently conducted and to own, lease, operate and use its Assets. A true, correct and complete list of all material Permits held by the Company is set forth in Section 4.12(b) of the Disclosure Schedule. Except as set forth on Section 4.12(b) of the Disclosure Schedule, all Permits set forth or required to be set forth in Section 4.12(b) of the Disclosure Schedule have been duly granted to the Company and are valid and in full force and effect, and no written notice or assertion has been received by the Company in the past one (1) year that would reasonably be expected to result in the termination or material impairment, modification or nonrenewal, or any penalty, payment or fine in respect thereof.

Section 4.13 Tax Matters.

(a) The Company has filed, or has caused to be filed on its behalf, all income and other material Tax Returns required to be filed by it (taking into account any extensions of the due date for filing), and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes that are due and owing by the Company (whether or not shown on such Tax Returns) have been paid in full. There are no material Encumbrances with respect to Taxes upon any Asset of the Company other than Permitted Encumbrances. The Company has withheld or collected and reported and paid over to the appropriate Governmental Authority all Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any Company Associate, customer, creditor, shareholder or other third party. The Company has properly collected and remitted all material amounts of sales, use and similar Taxes with respect to sales or leases made or services provided to its customers or clients and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases, or other services made without charging or remitting sales, use or similar Taxes that qualify as exempt from such sales, use and similar Taxes.

(b) The Company has made available to Buyer copies of all Income Tax Returns filed with respect to the Company for taxable periods ending on or after December 31, 2017.

(c) There is no in progress or pending claim, audit, examination or Action concerning any material Tax liability of the Company, nor has the Company received written notice from any Governmental Authority of any request for any audit, examination or Action. There is no Tax deficiency outstanding, assessed or proposed in writing against the Company that has not been paid in full or otherwise settled. In the past three (3) years, the Company has not been notified in writing by any Governmental Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.

(d) The Company has not waived, or not requested to waive, any statute of limitations with respect to the assessment, deficiency or payment of material Taxes or agreed to any extension of time with respect to any material Tax assessment, deficiency or payment, which such waiver or extension is currently in effect. The Company is not currently the beneficiary of any extension for time for filing any Tax Return (other than extensions granted automatically in the ordinary course of business).

(e) The Company has not been a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than a group the common parent of which was the Company). The Company does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business consistent with past practice and the principal purposes of which is not Tax) or otherwise.

(f) The Company is not a party to or bound by any Tax sharing, Tax indemnification, or Tax allocation agreement or arrangement with any third party relating to allocating, indemnifying, or sharing the payment of, or liability for, Taxes that is currently in effect (other than commercial agreements or arrangements entered into in the ordinary course of business consistent with past practice and the principal purpose of which is not Tax).

(g) The Company has not participated in any “listed transaction,” as defined under Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(h) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) within the past two (2) years or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(i) None of the Company, Buyer or any of their Affiliates will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or comparable provision of state or local Law) executed by the Company prior to the Closing, (iii) installment sale or open transaction disposition made by the Company on or prior to the Closing Date, (iv) advanced or prepaid amount, or deferred revenue accrued, by the Company on or prior to the Closing Date or (v) use of an improper method of accounting for any taxable period (or portion thereof) ending on or before the Closing Date.

(j) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings related to Taxes have been entered into, issued by or requested by any Governmental Authority with or in respect the Company.

(k) The Company does not conduct a trade or business, have a permanent establishment (within the meaning of an applicable Tax treaty), or is otherwise subject to taxation, in each case, in any country other than the country of its formation.

(l) Since the Balance Sheet, and except as contemplated by the Pre-Closing Restructuring, the Company has not (i) filed any amendment to any Income Tax or other material Tax Return that will or may increase a Tax liability of the Company after Closing, (ii) made, changed, rescinded, or revoked any material election in respect of Taxes, (iii) settled or compromised any claim, assessment or other proceeding in respect of Income Taxes or other material Taxes, (iv) incurred any liability for Taxes other than in the ordinary course of business consistent with past practice, (v) prepared any Income Tax or other material Tax Return in a manner inconsistent with past practices of the Company, (vi) adopted or changed any method of accounting in respect of Income Taxes or other material Taxes or (vii) surrendered any right to claim a refund of Income Taxes or other material Taxes.

(m) S Corporation Matters

(i) From its date of formation until December 31, 2006, the Company was classified as an association taxable as a corporation for U.S. federal Income Tax purposes (and applicable state and local Income Tax purposes). At all times since January 1, 2007 until the effective time of the QSub Election, the Company had in effect a valid election under Section 1362(a) of the Code (and applicable provisions of state and local Tax Law) to be treated as an “S” corporation under Section 1361 of the Code and the Treasury Regulations thereunder (and applicable provisions state and local Tax Law).

(ii) From the effective time of the QSub Election until the effective time of the Conversion, the Company LLC will have or has in effect a valid election under Treasury Regulations Section 1.1361-3 (and applicable provisions of state and local Tax Law) to be treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and applicable provisions of state and local Tax Law).

(iii) From the effective time of the Conversion, (i) the Company LLC will be or has been classified as an entity disregarded as separate from Seller within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) (and applicable provisions of state and local Tax Law) and (ii) no election has been filed with any Governmental Authority to treat the Company LLC as an association taxable as a corporation for Income Tax purposes.

(iv) Except as set forth on Section 4.13(m)(iv) of the Disclosure Schedule, the Company (i) will not be liable for any Tax under Section 1374 of the Code (or any corresponding or similar provision of state or local Tax law) as a result of the Contemplated Transactions and (ii) has not, since its inception, either acquired assets from another corporation in a transaction in which the Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or acquired the stock of any corporation which is or became a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Disclosure Schedule lists all Employee Plans that the Company sponsors or maintains, or to which the Company contributes, or is obligated to contribute on behalf of the Company Associates (or any of their spouses or dependents), or for which the Company has or may have any Liability (each a “Company Plan”). With respect to each Company Plan, the Company has made available to Buyer copies of each of the following: (i) the plan documents together with all amendments thereto, and any related trust agreements, (ii) the most recent summary plan description, if any, required under ERISA, or any other material descriptions provides to employees or participants, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter from the IRS, and (iv) all non-routine or material correspondence to and from any Governmental Authority with respect to a Company Plan received in the last two (2) years.

(b) Section 4.14(b) of the Disclosure Schedule lists each Company Plan that is subject to Title IV of ERISA or Part 3 of Title I of ERISA or Section 412 or 430 of the Code (each, a “Pension Plan”). Except for the Pension Plans as disclosed on Section 4.14(b) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company maintains, sponsors, contributes to, has any obligation to contribute to, or otherwise has any Liability under or with respect to (i) any plan subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 or 430 of the Code, (ii) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(c) With respect to each Pension Plan: (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for non-delinquent premiums); (ii) except as set forth on Section 4.14(c) of the Disclosure Schedule, no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such

Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the Company’s Knowledge, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) except for the execution and delivery of this Agreement and the transactions contemplated by this Agreement, no “reportable event” within the meaning of Section 4043 of ERISA (for which the thirty (30)-day notice requirement has not been waived by the PBGC) has occurred within the last six (6) years; (vi) no lien has arisen or would reasonably be expected to arise under ERISA or the Code on the assets of the Company or any of its ERISA Affiliates in connection with any Pension Plan (other than any lien imposed by the PBGC to the extent arising under Section 4062(e) of ERISA as a result of the transactions contemplated by this Agreement); (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last six (6) years; and (viii) no Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(d) Each Company Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and applicable Law. As of the date of this Agreement, there is no pending or, to the Company’s Knowledge, threatened Action, audit or investigation relating to a Company Plan (including any such Action, audit or investigation of any Governmental Authority) (other than routine claims for benefits provided for by the Company Plans and appeals of such claims).

(e) Except as set forth on Section 4.14(e) of the Disclosure Schedule, the Company is not and will not be obligated to pay separation, severance, termination, retention or similar payments or benefits as a result of or in connection with any transaction contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event), nor will any such transaction (and/or additional or subsequent event) accelerate the time of payment, funding or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(f) The execution of this Agreement and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will not result in any “parachute payment” (as such term is defined in Section 280G of the Code) to any Person who is a “disqualified individual” with respect to the Company.

(g) Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and complies with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise Taxes, interest, or penalties, whether under Section 409A of the Code, Section 280G of the Code or otherwise.

(h) The Company is not obligated to provide, and no Company Plan provides, life, medical or other welfare benefits to any employee or former employee of the Company or its predecessors or any other Person after termination of employment, except as required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or other applicable Law.

(i) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Plan. Each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(j) All payments, benefits, contributions and premiums related to each Company Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Company’s latest financial statements in accordance with the terms of the Company Plan and all applicable Laws and accounting standards. With respect to each Company Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Plan have occurred, (ii) no lien has been imposed under the Code, ERISA or any other applicable Law, (iii) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to such Company Plan, and (iv) the Company has not made any filing in respect of such Company Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program. Except as set forth in Section 4.14(j) of the Disclosure Schedule, the obligations of all Company Plans that provide health, welfare or similar insurance are fully insured by third-party insurers. No Company Plan is maintained through a professional employer organization or other similar provider. No Company Plan is subject to the Laws of any jurisdiction outside of the United States.

Section 4.15 Contracts.

(a) Contracts. Section 4.15(a) of the Disclosure Schedule lists each of the following Contracts to which the Company is a party as of the date of this Agreement:

(i) any Contract (or group of related Contracts) for the sale of services to a Key Customer which will extend over a period of more than one (1) year from the date of this Agreement and requires payments in excess of $100,000 annually;

(ii) any Contract (or group of related Contracts) for the purchase of products or services from a Key Supplier which will requires payments in excess of $100,000 annually;

(iii) any Contract with respect to the incurrence of any Indebtedness by the Company (other than intercompany Indebtedness or endorsements for the purpose of collection), in each case having an outstanding principal amount in excess of $100,000;

(iv) any Contract with respect to any capital lease, lease or other agreement pursuant to which the Company is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $100,000;

(v) any IP Contract;

(vi) any Contract pursuant to which the Company has imposed an Encumbrance, other than a Permitted Encumbrance, on any material Asset of the Company;

(vii) any Contract which expressly imposes a restriction on (A) the geographies or businesses in which the Company is entitled to operate its Business, or (B) the solicitation of employment of or hiring any individual by the Company;

(viii) any Contract expressly (A) providing for the Company to be the exclusive provider of any product or service to any Person or the exclusive recipient of any product or service of any Person or (B) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than the Company or (C) that has “take-or-pay,” minimum order or purchase or similar commitments, in each case in excess of $100,000 per year;

(ix) any Contract under which the Company is, or may become, obligated to incur any severance pay in excess of $100,000 that would become payable by reason of the Contemplated Transactions;

(x) any Contract providing for employment, independent contractor or consulting services of any Person on a full-time, part-time, consulting or other basis, (A) the performance of which mandates payment of Compensation in excess of $100,000 annually, (B) providing for the payment of any compensation or benefits upon or in connection with the consummation of the transactions contemplated by this Agreement, and (C) providing for severance, termination or notice payments or benefits (excluding payments and benefits mandated by applicable Law) upon a termination of the applicable Person’s employment or service with the Company; and

(xi) any Contract or group of related Contracts (other than Contracts with customers or suppliers) the performance of which mandates payment of consideration in excess of $150,000 annually, other than (A) any Contract that is terminable by the Company at will without material Liability and on less than sixty (60) days’ notice and (B) purchase orders received in the Ordinary Course of Business.

(b) The Company has made available to Buyer accurate and complete copies of each written, and summaries of each oral, Contract required to be listed on Section 4.15(a) of the Disclosure Schedule, in each case, as amended or otherwise modified and in effect as of the date of this Agreement. Each Contract required to be disclosed on Section 4.15(a) of the Disclosure Schedule (together with the Leases, the “Disclosed Contracts”) is in full force and effect and Enforceable against the Company and, to the Knowledge of the Company, against each other party to such Contract. The Company is not and, to the Company’s Knowledge, no other party to any Disclosed Contract is in material breach or violation of, or material default under, or has repudiated any material provision of, any Disclosed Contract.

Section 4.16 Related Party Transactions. Except as set forth on Section 4.16 of the Disclosure Schedule, to the Company’s Knowledge, no Affiliate of the Company: (a) has any interest in any material Asset owned or leased by the Company or used in connection with the Business (other than the Owned Real Property) or (b) is engaged in any material transaction, arrangement or understanding with the Company (other than payments made to, and other Compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business).

Section 4.17 Customers and Suppliers. Section 4.17 of the Disclosure Schedule sets forth a complete and accurate list of (a) the twenty-five (25) largest customers of the Company (measured by aggregate sales) during the fiscal years ended on December 31, 2020 and December 31, 2019 (the “Key Customers”) and (b) the ten (10) largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased by the Company) during the fiscal years ended on December 31, 2020 and December 31, 2019 (the “Key Suppliers”). As of the date of this Agreement, none of such customers or suppliers has cancelled or terminated its business relationship with the Company or notified the Company in writing of its intent to cancel, materially modify, or terminate its business relationship with the Company.

Section 4.18 Labor Matters.

(a) There are no Actions pending, or to the Company’s Knowledge, threatened, against the Company asserting that the Company has committed an unfair labor practice within the meaning of the National Labor Relations Act or otherwise relating to employees of the Company (including any Action or claim with respect to payment of wages, salary or overtime pay). There are no pending or, to the Company’s Knowledge, threatened strikes, slowdowns, work stoppages, lockouts or labor dispute by or with respect to any Company Associates, and none have occurred in the past three (3) years. The Company has not, and has never been, a party to any collective bargaining or similar agreement, and no labor unions or other organizations represent or, to the Company’s Knowledge, purport to represent any of the Company’s employees.

(b) The Company has not implemented any “plant closing” or “mass layoff” of Company Associates that would trigger the Worker Adjustment and Retraining Notification Act or any other similar applicable Law, rule or regulation of any Governmental Authority, and no layoffs are currently contemplated that could reasonably be expected to require the provision of notice or payment of any amount pursuant to such Laws or regulations.

(c) The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, immigration, personal rights or any other labor and employment-related matters. The Company maintains accurate and complete Form I-9s with respect to each former and current employee in accordance with applicable Laws concerning immigration and employment eligibility verification obligations. The Company has paid in full to all of the Company Associates or adequately accrued for in accordance with applicable laws and accounting standards all compensation and benefits due to or on behalf of such Company Associates.

(d) The Company has properly classified all Company Associates as either employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such Company Associates. To the Company’s Knowledge, no executive or key employee of the Company intends to terminate employment with or services for the Company in the next twelve (12) months.

(e) Section 4.18(e)(i) of the Disclosure Schedule contains a true, correct and complete list as of March 31, 2021 of the names of all present employees of the Company and each such employee’s current annual salary rates or current hourly wages, as applicable, bonus, commission or other incentive opportunity, hire date, accrued vacation and paid-time-off, principal work location, leave status and status as exempt or non-exempt. Section 4.18(e)(ii) of the Disclosure Schedule contains a list of all individual independent contractors and individual consultants currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such Person.

Section 4.19 Litigation; Governmental Orders.

(a) Except as set forth on Section 4.19 of the Disclosure Schedule, there is no Action and, since January 1, 2019 there has been no Action, (i) to which the Company is a party (either as plaintiff or defendant) or which relates to any of the Company’s assets, properties, operations or rights that is pending or threatened in writing or (ii) that the Company presently intends to initiate.

(b) The Company is not and has not been bound by any outstanding Governmental Order naming the Company or otherwise binding the Company or any of its assets or properties.

Section 4.20 Insurance. Section 4.20 of the Disclosure Schedule contains a list of the material insurance policies, including fire, liability, workmen’s compensation and other forms of insurance (as applicable), held by or for the benefit of the Company (the “Insurance Policies”), which list includes the type of policy, the policy number and the name of the insurer. The Company has made available to Buyer true and accurate copies of each such policy. Each such policy is, as of the date hereof, and has been for the last two (2) years, valid and in full force and effect (or has been renewed in the Ordinary Course of Business) and Enforceable in accordance with their terms, and all premiums thereon that are due and payable as of the date hereof have been timely paid or accrued in full and the Company is otherwise in material compliance with respect to its obligations under any of the Insurance Policies. As of the date hereof, no written notice of pending or threatened cancellation or termination, substantial coverage limitation or deduction, substantial premium or substantial deductible increase has been received with respect to such policies, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by the Company under such policies, and there is no material claim by any Person pending under any such policies which has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business.

Section 4.21 No Brokers. Except with respect to DH Capital, LLC and Layer 7 Capital LLC, neither the Company nor any subsidiary of the Company has any direct or indirect Liability of any kind (including for any fees or commissions) to, or is subject to any claim of, any broker, finder, investment banker or agent in connection with the Transaction Documents or the Contemplated Transactions pursuant to any Contracts of the Company.

Section 4.22 Physical Network.

(a) Section 4.22(a) of the Disclosure Schedule sets forth (i) a description, that is true and complete in all respects, of the colocation facilities operated by the Company and the Physical Network and (ii) a complete list of material outages, failures, breakdowns or continuous periods of substandard service and material network and colocation service unavailability which resulted in customer service credits greater than $200,000 during the two (2) years prior to the date hereof.

(b) Each of the colocation facilities operated by the Company as commercial data centers and the Physical Network, when taken as a whole, are working, functional in all material respects, fit for the purpose intended, and in good repair and working order condition (subject to ordinary wear and tear), and is without any material defects for purposes of operating the Business of the Company.

(c) The Company has a Valid Right to use all equipment used by the Company to operate the Physical Network of the Company as currently operated by the Company. Other than through the process of eminent domain, no Governmental Authority or other third party has any right to purchase or otherwise acquire or lease the Physical Network or any material portion thereof, and there is currently no action or proceeding pending or threatened in writing, whereby a Governmental Authority is seeking to purchase or otherwise acquire or lease the Physical Network or any portion thereof.

(d) The Company has all Valid Rights necessary for constructing and using the Physical Network, including having (i) obtained the necessary consents, waivers, approvals, authorizations or other Permits of and rights-of-way, obtained easements and placed conduit, cables and structures in the appropriate locations along the Physical Network; (ii) used its reasonable efforts to take precautions for the safety of its employees and subcontractors in constructing the Physical Network; and (iii) to the extent the Company has constructed the Physical Network, the Company has procured any and all consents, waivers, approvals, authorizations or other Permits of a temporary nature, and all rights of access that were or are necessary for the construction.

Section 4.23 Environment, Health and Safety(a) .

(a) Except as set forth on Section 4.23(a) of the Disclosure Schedule, the Company and, to the Knowledge of the Company, its Affiliates (i) have, for the last three (3) years, complied in all material respects with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (ii) have obtained and been in compliance in all material respects with the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (iii) have complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

(b) None of the Company or, to the Knowledge of the Company, its Affiliates has handled or disposed of any Hazardous Substances or Extremely Hazardous Substances in violation of Environmental, Health, and Safety Requirements, or (i) arranged for the disposal of any Hazardous Substances or Extremely Hazardous Substances, (ii) exposed any employee or other individual to any Hazardous Substances or Extremely Hazardous Substances, or (iii) owned or operated any property or facility, in each case, in material violation of any Environmental, Health and Safety Law or in any manner that could reasonably be expected to give rise to any material liability under any Environmental, Health, and Safety Law.

(c) Except as set forth on Section 4.23(c) of the Disclosure Schedule, no Extremely Hazardous Substances are currently, or, to the Knowledge of the Company, have formerly been, located at, on, in, under or about all properties and equipment used in the Business of the Company or, to the Knowledge of the Company, the business of its Affiliates.

(d) Except as set forth on Section 4.23(d) of the Disclosure Schedule, no Hazardous Substances are currently, or, to the Knowledge of the Company, have formerly been, located at, on, in, under or about all properties and equipment used in the Business of the Company or, to the Knowledge of the Company, the business of its Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

Section 4.24 Inventory(a) . Except as set forth on Section 4.24 of the Disclosure Schedule, the Company does not hold for resale any inventory in the conduct of its Business.

Section 4.25 Powers of Attorney(b) . There are no outstanding powers of attorney executed on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows:

Section 5.1 Organization. Buyer is duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization.

Section 5.2 Authority. Buyer has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Contemplated Transactions. Buyer has duly authorized by all necessary limited liability action the execution, delivery and performance of this Agreement and each such Ancillary Agreement to which Buyer is or will be a party and the consummation of the Contemplated Transactions. This Agreement has been, and each of the other Ancillary Agreements to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer, as applicable, and, assuming the due authorization, execution and delivery by the other Parties hereto and the other parties thereto, this Agreement constitutes, and in the case of the Ancillary Agreements they will at Closing constitute, legal, valid and binding obligations of Buyer, Enforceable against Buyer in accordance with their respective terms.

Section 5.3 No Conflict. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or (b) give rise to a right of termination, cancellation, modification or acceleration of any Liability or loss of any benefit under (i) any provision of the certificate of incorporation or by-laws or other organizational documents of Buyer, or (ii) any applicable Law, except, in the case of clause (ii), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.4 Consents. No Consent or Governmental Order is required by or with respect to Buyer in connection with the execution and delivery of the Transaction Documents by Buyer or the consummation by Buyer of the Contemplated Transactions except for (i) filings under the HSR Act or (ii) such Consents that if not obtained or made would not individually or in the aggregate reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.5 Litigation. There is no Action of any nature pending or, to the knowledge of Buyer, threatened against Buyer that could individually or in the aggregate reasonably be expected to materially delay or impair Buyer’s ability to consummate the Contemplated Transactions. Buyer is not subject to any outstanding Governmental Order that could individually or in the aggregate reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.6 Sufficient Funds. Buyer has, and as of the Closing, will have readily available funds that are sufficient to effect the Closing and pay the Aggregate Closing Cash Consideration Amount and the other amounts set forth in Section 2.3 on the terms contemplated herein.

Section 5.7 Brokers’ and Finders’ Fees. Except with respect to Wells Fargo Securities, LLC, Buyer has not incurred, and will not incur, directly or indirectly, any direct or indirect Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents or the Contemplated Transactions pursuant to any Contracts of Buyer.

ARTICLE VI

CERTAIN PRE-CLOSING COVENANTS

Section 6.1 Reasonable Best Efforts; Notices and Consents. Subject to the terms and conditions of this Agreement, from the date of this Agreement until the earlier to occur of the Closing and the earlier termination of this Agreement pursuant to Article IX (the “Pre-Closing Period”), each of the Parties shall use its reasonable best efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all Consents from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective the Contemplated Transactions (including the satisfaction of the closing conditions set forth in Article VIII), as promptly as possible, provided, that under no circumstances shall any Party be required pursuant to this Section 6.1 to make any material payment to any Person or incur any other Liability, including any Liability to secure such Person’s Consent; provided, further, that, except as otherwise expressly set forth in Article VIII, for the avoidance of doubt, the failure to obtain any Consent referenced above shall not be a condition to the obligation of any Party to consummate the transactions contemplated in this Agreement.

Section 6.2 Operation of the Business.

(a) Conduct of the Business Generally. During the Pre-Closing Period, except with Buyer’s prior written consent, which consent shall not be withheld, conditioned or delayed by Buyer, in each case unreasonably, and except to the extent expressly disclosed on Section 6.2 of the Disclosure Schedule or otherwise contemplated in the Agreement, the Company (i) shall conduct the Business only in the Ordinary Course of Business and (ii) shall use its commercially reasonable efforts to maintain its goodwill and business relationships with its customers, suppliers, vendors, employees, and material business relations. If the Company seeks Buyer’s consent to be able to engage in conduct that would otherwise violate the Company’s obligations in Section 6.2, Buyer shall not withhold, condition or delay its consent, in each case for a reason, in a manner or for a period that is unreasonable.

(b) Specific Prohibitions. Without limiting the generality or effect of Section 6.2(a), during the Pre-Closing Period, except (1) to the extent described on Section 6.2(a) of the Disclosure Schedule, (2) as otherwise contemplated by this Agreement, (3) as may be required by applicable Law or applicable Governmental Order or (4) with Buyer’s prior written consent, which consent shall not be withheld, conditioned or delayed by Buyer, in each case unreasonably, the Company shall not take any of the following actions:

(i) amend any of its Organizational Documents, effect any stock split, stock combination, stock reclassification or similar action with respect to its capital stock or other Equity Interests or adopt or carry out any recapitalization, plan of complete or partial liquidation or dissolution;

(ii) issue, sell, grant or otherwise dispose of any of its Equity Interests or other securities (or any securities convertible or exchangeable into or exercisable for any Equity Interests), or amend any term of any of its outstanding Equity Interests or other securities, other than the issuance of securities upon conversion or exercise of any outstanding Company options or the conversion of any Company preferred stock, as applicable, in each case outstanding as of the date of this Agreement;

(iii) repurchase, redeem, or otherwise acquire any of its capital stock other than pursuant to the net exercise of any outstanding Company options in accordance with their respective terms;

(iv) except as may be required by any Disclosed Contract and involving amounts less than $25,000, execute and deliver a Guarantee of any Indebtedness or incur, assume, apply for or otherwise become liable in respect of any Borrowed Money Indebtedness other than Borrowed Money Indebtedness that will be repaid at the Closing;

(v) enter into any extension of credit with any Affiliate, officer, manager, equityholder or director of the Company other than Company Transaction Expenses or Indebtedness to be paid upon the consummation of the Contemplated Transactions;

(vi) (A) merge or consolidate with any Person; (B) acquire any material Assets, except for (i) acquisitions of Assets in the Ordinary Course of Business or as

provided in the Company budget provided to Buyer or (ii) as may be required by any Disclosed Contract (and in either cases of (i) or (ii) involving amounts less than $100,000); or (C) make any loan, advance or capital contribution to, or acquire any Equity Interests in, any Person, other than loans and advances to the Company Associates;

(vii) sell, exclusively license or otherwise dispose of any of its material Assets, Technology, or Intellectual Property Rights, except in the Ordinary Course of Business;

(viii) defer, make or enter into any commitment for any capital expenditure or expenses other than (i) as may be required by any Disclosed Contract and involves expenditures or commitments of less than $100,000 in the aggregate or (ii) as provided in the Company budget provided to Buyer;

(ix) make, change or revoke any material Tax election; change any annual material Tax accounting method; settle any Action in respect of a material amount of Taxes; file any amended material Tax Return; consent to any extension or waiver of the statute of limitations period applicable to any material claim or assessment; or enter into any Contract in respect of material Taxes with any Governmental Authority;

(x) make any material change in its methods of accounting or accounting practices (except as required by changes in GAAP);

(xi) settle, agree to settle or waive any Action or consent to non-monetary relief by the Company other than a release of claims or covenant not to sue and commitment to comply with such release or covenant not to sue set forth in the related settlement or waiver Contract;

(xii) enter into any new line of business that is materially different from the Business or discontinue any line of business or any material business operations;

(xiii) except for the hiring of non-executive employees to fill current openings or to replace terminated non-executive employees and who are provided with compensation and benefits no more favorable, in the aggregate, than that offered to such terminated employee (i) hire, promote or terminate (other than for “cause”) any Company Associate, (ii) increase any form of compensation or benefits payable by the Company, including without limitation, any increase or change pursuant to any Company Plan (except (x) as required by any Contract or applicable Law or (y) annual merit or promotion-related increases to base salaries or hourly wage rates of Company employees in the Ordinary Course of Business not to exceed 3% of an employee’s existing salary or wage rate, as applicable), (iii) accelerate the vesting, funding or payment of any compensation or benefits under any Company Plan, (iv) enter into, adopt, amend in any material respect or terminate any Company Plan or (v) grant any equity or equity-linked awards or other bonus, commission or incentive compensation to any Company Associate other than Company Transaction Expenses or Indebtedness to be paid upon the consummation of the Contemplated Transactions;

(xiv) enter into, terminate, cancel, modify or waive rights under any Contract to take or otherwise promise to take any action that would violate the Company’s obligations in this Section 6.2(b); or

(xv) except in the Ordinary Course of Business, amend or modify in a manner materially adverse to the Company any Contract or Lease, terminate any Contract or Lease, or enter into a Lease or a Contract that, if entered into prior to the date hereof, would have been a Contract required to be disclosed pursuant to Section 4.15.

Section 6.3 Access to Premises and Information. During the Pre-Closing Period, the Company shall permit Buyer to have reasonable access (at reasonable times and upon reasonable notice and subject to the Confidentiality Agreement) to Representatives of the Company and to premises, properties (excluding for the purposes of environmental inspection), books, records (including Tax records) and Contracts of the Company and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company as Buyer shall reasonably request, provided, that, the Company shall not be required to provide access to or to disclose information where such access or disclosure (a) would jeopardize the privilege of the Company with respect to attorney-client communications or attorney work product, (b) relates to information or materials required to be kept confidential by any applicable Law or Contract, (c) relates to any information that is reasonably pertinent to any litigation in which the Company and Buyer are adverse parties, or (d) relates to information or materials that relate to the proposed sale of the business of the Company or the negotiation, execution and delivery of this Agreement; provided, however, that the Company will notify Buyer in reasonable detail of the circumstances giving rise to any non-disclosure pursuant to the foregoing and to permit disclosure of such information in the cases of the foregoing subsections (a) and (b), to the extent possible, in a manner consistent with privilege, the applicable Contracts or any applicable Law; provided further, that the Company may restrict the foregoing access as a result of any restrictions or limitations imposed on or reasonably taken by the Company due to Disruptive Circumstances. The information provided pursuant to this Section 6.3 shall be used solely for the purpose of the Contemplated Transactions (including any financing to be implemented in connection with or following the Closing), and such information shall be kept confidential by Buyer in accordance with the terms and conditions of the Confidentiality Agreement.

Section 6.4 Regulatory Compliance.

(a) Promptly upon execution and delivery of this Agreement, but in no event later than five (5) Business Days thereafter, each of Buyer and the Company will prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities, notifications with respect to the transactions contemplated in this Agreement pursuant to the HSR Act, supply all information requested by Governmental Authorities in connection with the HSR Act notification, and cooperate with each other in responding to any such request. Buyer shall be responsible for all HSR Act filing fees.

(b) The Parties will use their respective reasonable best efforts and will cooperate fully with one another to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated in this Agreement and to obtain promptly all approvals, orders, permits or other consents of any applicable Governmental Authorities necessary for the consummation of the transactions contemplated in this Agreement. Each of the Parties will furnish to the other Parties and, upon request, to any Governmental Authorities such information and assistance as may be reasonably requested in connection with the foregoing, including by (i) timely furnishing to each other all information concerning Buyer and/or its Affiliates that counsel to the Company and Buyer reasonably determine is required to be included in such documents; (ii) promptly providing the Company with copies of all written communications to or from any Governmental Authority relating to any competition filings submitted in connection with the Contemplated Transactions; (iii) responding promptly to and complying fully with any request for additional information or documents under the HSR Act and other applicable competition laws; (iv) keeping each other reasonably informed of any communication received or given in connection with any proceeding or Action by Buyer or the Company, in each case regarding the Contemplated Transactions;

(v) permitting the Company or Buyer (as the case may be) to review and incorporate the other Party’s reasonable comments in any communication given by it to any Governmental Authority or in connection with any proceeding related to the HSR Act or other competition filing; and (vi) to the extent there are any meetings with respect to any Governmental Authorities in connection with such requests under the HSR Act or other competition filing, each of the Parties shall request that the other Parties be permitted to attend such meetings if so requested by such other Parties.

(c) The Parties will use their respective reasonable best efforts to resolve favorably any review or consideration of the antitrust aspects of the Contemplated Transactions by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall Buyer or its Affiliates be required to (and the Company and its Affiliates shall not, without the prior written consent of Buyer) (i) propose, negotiate or agree to the divestiture of any assets, businesses or operations of Buyer, the Company or any of their respective Affiliates which would, in any case, be material to Buyer, to its Affiliates or to the Company, as applicable, (ii) propose, negotiate or agree to any other remedy, commitment or condition of any kind with respect to Buyer, the Company or any of their respective Affiliates which would, in any case, be material to the Company, to Buyer or to its Affiliates, as applicable or (iii) defend, contest, litigate or appeal any Action brought by any Governmental Authority or other Person seeking to enjoin, prevent or delay the consummation of the Contemplated Transactions (each of paragraphs (i) through (iii) above, an “Antitrust Remedy”). Buyer shall promptly notify Seller in writing of any Antitrust Remedy that is required, imposed or threatened by any Governmental Authority. Nothing in this Agreement shall require the Company or its Affiliates to take or agree to take any action with respect to their business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(d) Prior to the Closing, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Contemplated Transactions or (iii) materially delay the consummation of the Contemplated Transactions.

Section 6.5 No Solicitation. The Company agrees that, during the Pre-Closing Period, the Company shall not, and the Company shall instruct its Representatives not to, solicit, initiate, or knowingly encourage any proposals, offers or inquiries from any third party with respect to, or enter into negotiations or any agreement regarding the terms of, any (a) sale of any Equity Interests of Company (including any sale structured as a merger, consolidation, business combination, tender offer, exchange offer or similar transaction) or (b) sale, lease, exclusive license or disposition of any assets of the Company (other than the sale, lease, license or disposal of assets of the Company in the Ordinary Course of Business), in each case whether directly or indirectly and whether in a single transaction or a series of transactions, with any Person, in any case other than Buyer, its Affiliates and their respective Representatives. The Company shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer or supplier of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

Section 6.6 Payoff Letters and Lien Releases. Prior to the Closing, the Company shall obtain and deliver to Buyer customary payoff letters in connection with the repayment of the Borrowed Money Indebtedness set forth on Section 6.6 of the Disclosure Schedule (the “Payoff Letters”) and to make arrangements for the delivery of, subject to the receipt of the applicable payoff amounts, customary lien releases to Buyer as soon as practicable after the Closing.

Section 6.7 Phyiscal Network Map. The Company shall use commercially reasonable efforts to provide to Buyer, prior to the Closing, a digital file of a map of the Physical Network (including any fiber routes under construction) that identifies which locations are owned or leased and that is accurate and complete in all material respects as of March 31, 2021.

Section 6.8 Pod 2 Construction. Following the execution of this Agreement, the Seller shall consult with Buyer with respect to all design plans relating to and consruction on the “Pod 2” facilities and will comply with Buyer’s reasonable instructions with respect to such activities; provided that, Buyer shall, prior to the Reference Time, reimburse the Company for all documented out-of-pocket incremental expenses incurred by the Company in connection with any design modifications or materials purchased pursuant to instructions received by Buyer under this Section 6.8 to the extent such expenses are in excesss of the Company’s original estimated expenses (the “Incremental Pod 2 Construction Costs”); provided, further, that if this Agreement is terminated prior to the Closing pursuant to its terms, Buyer shall reimburse the Company for all uncontested Incremental Pod 2 Construction Costs within ten (10) Business Days of termination or demand by the Company.

Section 6.9 YHC IP Addresses. The Company shall use its best efforts to transfer ownership of the IP addresses owned by YHC Corporation and managed by Powerhouse Management, Inc. that are licensed to the Company to the Company.

Section 6.10 IRU Agreement. The Company shall use its best efforts to provide, at least two (2) days prior to the Closing, either (i) evidence that the vendor has acknowledged and will perform vendor’s obligations under the IRU agreement described in Item 1(a) of Section 4.22(a) of the Disclosure Schedule or (ii) that the Company has entered into a maintenance agreement with respect to the equipment referenced in Item 1(a) of Section 4.22(a) of the Disclosure Schedule, in each case in substance and form approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed). In the event the Company is unable to provide such evidence prior to the Closing, (a) Buyer shall withhold $50,000 from the Estimated Aggregate Closing Cash Consideration Amount paid at Closing, and any such withheld amounts shall constitute an adjustment of the Aggregate Closing Cash Consideration Amount and (b) if, following Closing, Buyer or the Company has obtained either (i) or (ii) above, Buyer shall pay to Seller an amount equivalent to $50,000 minus the costs and expenses incurred in obtaining (i) or (ii) above.

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.1 Employee Benefits.

(a) With respect to any employee benefit plan, program or policy that is made available by Buyer or its Subsidiaries after the Closing Date to any employees of the Company as of the Closing Date, including any such Person who is on an FMLA leave or other approved leave of absence, who continue in employment with Buyer, the Company or any of their respective Affiliates following the Closing (the “Affected Employees” and such plans, the “Buyer Plans”): (a) service with the Company (or its predecessors) by any such Affected Employee prior to the Closing Date shall be credited for eligibility, participation and vesting purposes under such plan, program or policy and for purposes of calculating benefits under any severance, sick leave or vacation plans to the same extent recognized by the Company under the corresponding Company Plan in effect as of the Closing Date, except to the extent such credit would result in the duplication of benefits, and (b) with respect to any Buyer Plans that are welfare benefit plans, Buyer shall use commercially reasonable efforts to cause such plans to provide credit for any co-

payments or deductibles and maximum out-of-pocket payments by such Affected Employee during the year in which the Closing occurs, to the same extent as credit would have been given under corresponding Company Plans prior to the Closing, and to waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that had not been satisfied under corresponding Company Plans prior to the Closing Date. Buyer shall recognize vacation days and paid time off previously accrued and reserved for by the Company immediately prior to the Closing Date in accordance with the terms of the applicable vacation and paid time off policies of the Company (as applicable), except to the extent such recognition would result in the duplication of benefits.

(b) From the Closing and for a period of at least one (1) year immediately thereafter, Buyer shall or shall cause one of its Subsidiaries (including the Company) to provide to each Affected Employee who continues to be employed by Buyer, the Company or any of their respective Affiliates with (i) the same base salary or hourly wages, as applicable, provided by the Company immediately prior to Closing, (ii) an annual cash incentive compensation opportunity (excluding, for purposes of clarity, equity and cash-settled equity-like arrangements) which is no less than that provided by the Company prior to Closing, and (iii) defined contribution retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to Closing Date.

(c) The Company shall take such actions as are necessary or appropriate to terminate its participation in the Company Plan that is a defined contribution plan qualified under Section 401(a) of the Code (the “Company’s 401(k) plan”) in accordance with the terms of such plan and the requirements of applicable Law (including fully vesting all participants), with such termination of participation to be effective on the day immediately prior to the Closing Date. No later than the sixtieth (60th) day following the Closing, Buyer shall establish or designate a Buyer Plan that is a defined contribution plan (the “Buyer 401(k) Plan”) in which Affected Employees who satisfy the eligibility requirements under such Buyer 401(k) Plan shall be eligible to participate. With respect to the Buyer 401(k) Plan in which the Affected Employees participate following the Closing, each Affected Employee participating in such Buyer 401(k) Plan shall, subject to and in accordance with its terms and conditions, at the participant’s election, be able to roll over such Affected Employee’s “eligible rollover distribution” as defined in Section 402(c)(4) of the Code from the Company’s 401(k) plan, including the amount of any unpaid balance of any participant loan made under the Company’s 401(k) plan.

(d) Nothing contained in this Section 7.1, express or implied, shall be construed to (i) constitute an amendment to or any other modification of any Company Plan, Buyer Plan or any employee benefit plan, program or policy that is made available by Buyer or its Subsidiaries; (ii) create any third-party beneficiary rights in any Person; (iii) require Buyer or, after the Closing, the Company, or any of their Affiliates to continue any particular Company Plan, Buyer Plan or other employee compensation or benefit plan or arrangements; (iv) create any right to any compensation or continuing employment whatsoever on the part of any future, present or former employee of Buyer, the Company or any of their Affiliates; (v) limit any Person’s right to amend or terminate any Company Plan, Buyer Plan or other employment benefit or compensation plan or arrangement; (vi) alter the at-will status (if and as applicable) of any Affected Employee’s employment; (vii) require Buyer, the Company or any of their Affiliates to employ any Affected Employee for any length of time; or (viii) confer on any other Person, including any Affected Employee, any right to employment or continued employment or continued service or any term or condition of employment, or constitute or create an employment or other service agreement with any employee or other service provider of Buyer, the Company or any of their Affiliates.

(e) No later than fifteen (15) days prior to the Closing Date, the Company shall provide Buyer with a list of the names of all employees of the Company as of a date not earlier than thirty (30) days prior to the Closing and each such employee’s then current annual salary rates or then current hourly wages, as applicable, bonus, commission or other incentive opportunity, hire date, accrued vacation and paid-time-off, principal work location, leave status and status as exempt or non-exempt, substantially in the same format as set forth on Section 4.18(e)(i) of the Disclosure Schedule.

Section 7.2 Certain Tax Matters .

(a) Seller Tax Returns and Pre-Closing Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be timely filed all Seller Tax Returns and shall pay all Taxes owed with respect to such Seller Tax Returns. At least thirty (30) days prior to the due date for filing any Seller Tax Returns, Seller shall deliver a draft of such Seller Tax Returns to Buyer for its review. Seller shall prepare or cause to be prepared all Tax Returns of the Company (other than Seller Tax Returns) for the Tax period ending on or prior to the Closing Date that are required to be filed after the Closing Date (each a “Pre-Closing Tax Return”) in a manner consistent with the Company’s past practice, except as otherwise required by this Agreement. At least thirty (30) days prior to the due date for filing of any Pre-Closing Tax Return, Seller shall deliver a draft of such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and comment. Buyer shall provide any reasonable comments to any such draft Pre-Closing Tax Return no later than fifteen (15) days after receipt of such draft from Seller, and Seller shall revise such Pre-Closing Tax Return to reflect any reasonable comments timely received from Buyer. Not later than five (5) days prior to the due date for filing such Pre-Closing Tax Return, Seller shall provide such revised Pre-Closing Tax Return to Buyer (executed, as may be required, by any present or former authorized owners or officers of the Company) for filing by Buyer. Buyer shall cause such Pre-Closing Tax Return to be timely executed and filed with the appropriate Governmental Authority and shall cause all Taxes shown as due thereon to be timely paid. Seller shall pay any Taxes shown as due on the Pre-Closing Tax Returns (other than any such Taxes included in the determination of Closing Net Working Capital Amount and Indebtedness, in each case, as finalized pursuant to Section 2.4), together with the costs and expenses of preparing and filing such Pre-Closing Tax Returns, and Buyer shall cause such Taxes to be timely remitted to the appropriate Governmental Authority.

(b) Straddle Tax Returns. Buyer shall prepare or cause to be prepared all Tax Returns of the Company (other than Seller Tax Returns) for all Straddle Tax Periods (each, a “Straddle Tax Return”) in a manner consistent with the Company’s past practice, except as otherwise required by this Agreement or applicable Law. At least thirty (30) days prior to the due date for filing of any Straddle Tax Return, Buyer shall deliver a draft of such Straddle Tax Return, together with all supporting documentation and workpapers, to Seller for its review and comment. Seller shall provide any reasonable comments to any such draft Straddle Tax Return no later than fifteen (15) days after receipt of such draft from Buyer, and Buyer shall revise such Straddle Tax Return to reflect any reasonable comments timely received from Seller. Buyer shall cause such Straddle Tax Return to be timely executed and filed with the appropriate Governmental Authority. Buyer and Seller shall split the cost of any Taxes shown as due on the Straddle Tax Returns (determined in accordance with Section 7.2(c)); provided that Seller shall not be responsible for any such Taxes included in the determination of Closing Net Working Capital Amount and Indebtedness, in each case, as finalized pursuant to Section 2.4. Buyer shall cause such Taxes to be timely remitted to the appropriate Governmental Authority and shall provide a copy of such Straddle Tax Return to Seller.

(c) Proration of Straddle Tax Period Taxes. For purposes of this Agreement (including for purposes of determining the amount of unpaid Income Taxes to be included in Indebtedness and the amount of non-Income Taxes to be included in Net Working Capital), in the case of Taxes that are payable with respect to any Straddle Tax Period, the portion of any such Taxes that is attributable to the portion of such Straddle Tax Period ending on the Closing Date shall be:

(i) in the case of real property, personal property or other ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Tax Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Tax Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Tax Period; and

(ii) in the case of all other Taxes not covered in clause (i), deemed equal to the amount that would be payable if the relevant Straddle Tax Period ended on and included the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Tax Period ending on and including the Closing Date and the portion of the Straddle Tax Period beginning after the Closing Date in proportion to the number of days in each portion of such Straddle Tax Period.

(d) Transfer Taxes. Buyer shall be responsible for and pay all transfer, real property transfer or mortgage, sales, documentary stamp, recording and other similar Taxes, if any, arising from the Pre-Closing Restructuring, the Equity Purchase and the Owned Real Property Acquisition Agreement, and Buyer shall prepare and file all necessary Tax Returns and other documentation in connection with such Taxes, the Company, Seller and the Selling Shareholders shall cooperate as necessary in filing any such Tax Returns. Buyer and Seller shall reasonably cooperate in good faith to minimize the amount of any such Taxes.

(e) Cooperation. Buyer, the Company, Seller and the Selling Shareholders agree to furnish or cause to be furnished to the other, upon reasonable request, such information and assistance in such party’s possession relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller. Each of Buyer and the Company shall retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(f) Pre-Closing Restructuring. The Selling Shareholders, Seller and the Company shall cause the consummation of the Pre-Closing Restructuring in the manner set forth in the Recital hereto pursuant to documentation in form and substance reasonably acceptable to Buyer.

(g) Tax Treatment. Except as otherwise provided in Section 7.2(c)(i), for all applicable Tax purposes, the parties hereto agree to, and, unless otherwise required by applicable Law, no party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below (such Tax treatment, the “Agreed Tax Treatment”):

(i) (A) the Contribution and the QSub Election as a “reorganization” of Seller and the Company pursuant to Section 368(a)(1)(F) of the Code and IRS Revenue Ruling 2008-18, 2008-1 C.B. 674 (Situation 1); and (B) the Equity Purchase as (1) a purchase by Buyer of each asset of the Company attributable to the Company Interests and (2) a sale by Seller of each asset of the Company attributable to the Company Interests, in each case for clause (B), as provided in IRS Revenue Ruling 99-5, 1999-1 C.B. 432 (Situation 1).

(ii) Except for amounts received by Seller in the taxable year of Seller in which the Closing occurs, (A) the rights of Seller to the Adjustment Escrow Account and the Excess Amount are intended to be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code and any corresponding provision of applicable Law, as appropriate, and (B) if and to the extent any amount is released to Seller, interest may be imputed on such amount if required by Section 483 or 1274 of the Code. Unless otherwise required by applicable law, in no event shall the aggregate amount of the Adjustment Escrow Account proceeds payable to Seller in respect the Company Interests exceed an amount equal to (1) the Adjustment Escrow Amount multiplied by (2) the greater of (x) one hundred five percent (105%) or (y) one hundred percent (100%) plus five (5) multiplied by the “Federal mid-term rate” as defined in Section 1274(d)(1) of the Code (expressed as a percentage) in effect at the time the Adjustment Escrow Account is funded.

(h) Purchase Price Allocation. Consistent with the Agreed Tax Treatment and the principles of Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local, or non-U.S. Tax Law, as appropriate), the Aggregate Closing Cash Consideration Amount, together with any other amounts treated as consideration for U.S. federal Income Tax purposes, shall be allocated among the assets of the Company attributable to the Company Interests for Tax purposes in accordance with the methodology set forth on Exhibit D (the “Allocation”). Buyer shall prepare a statement setting forth a proposed final allocation in accordance with the Allocation (the “Allocation Statement”) and shall deliver it to Seller within sixty (60) days after the Company Closing Statement is finalized pursuant to Section 2.4. Seller shall have forty-five (45) days after receipt of the Allocation Statement within which to review and deliver written objections, if any. If Seller timely objects in writing, then the parties shall work together in good faith to resolve the disputed items for a period of thirty (30) days or such longer period of time as mutually agreed. Any remaining disputed items shall thereafter be submitted to the Designated Accounting Firm for resolution, acting as expert and not as arbiter. Buyer and Seller shall act in good faith to cause the Designated Accounting Firm to resolve such disputed items within twenty (20) days after such submission, and the fees and expenses of the Designated Accounting Firm shall be borne fifty (50%) percent by Buyer and fifty percent (50%) by Seller. The Allocation Statement as mutually agreed by Buyer and Seller or determined by the Designated Accounting Firm (in either case, the “Final Allocation”) shall be final and binding on Buyer, Seller, the Selling Shareholders and their respective Affiliates. If Seller does not object in writing to the Allocation Statement within such forty-five (45) day period after receipt of the Allocation Statement, the Allocation Statement as prepared by Buyer shall be deemed accepted by Seller and constitute the Final Allocation. Buyer shall update the Final Allocation in good faith to take into account any subsequent adjustments to the Aggregate Closing Cash Consideration Amount, including any adjustments pursuant to this Agreement, and any changes to any other items constituting consideration for U.S. federal Income Tax purposes, in a manner consistent with the Final Allocation.

(i) Reporting. Unless otherwise required by applicable Law, the parties hereto agree to not file or prepare any Tax Return (including Internal Revenue Service Form 8594) or otherwise take any position (and will cause their Affiliates not to take any position) for all applicable Tax purposes (including in the course of any Tax audit, Tax review or Tax Action relating thereto), which is inconsistent with the Agreed Tax Treatment or the Final Allocation (as updated pursuant to Section 7.2(h)), except as otherwise required to do so by applicable Law or a final determination as defined in Section 1313 of the Code. The parties hereto shall promptly inform one another of any challenge by any Governmental Authority to the Final Allocation and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

Section 7.3 Indemnification of Directors and Officers.

(a) Indemnification. To the extent permitted under Buyer’s existing insurance policies (and without requiring any amendment to or modification of the terms of such policies or increase in premiums thereunder), from and after the Closing, Buyer shall, and shall cause the Company to, indemnify and hold harmless each present and former director or officer of the Company (each, a “D&O Indemnified Person” and collectively, the “D&O Indemnified Persons”) for acts or omissions occurring at or prior to the Closing in connection with such D&O Indemnified Person’s service as a director or officer of the Company.

(b) Survival of Indemnification. To the fullest extent not prohibited by Law or the articles of incorporation of the Company, from and after the Closing, all rights to indemnification now existing in favor of the D&O Indemnified Persons, including employees or agents of the Company, with respect to their activities as such prior to, on or after the date of the Closing, as provided in each of the respective Organizational Documents or indemnification agreements of the Company in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, that in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(c) Successors. In the event that, after the date of Closing, the Company or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company or Buyer, as the case may be, shall assume the obligations set forth in this Section 7.3(c).

(d) Benefit. The provisions of this Section 7.3(d) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators and his or her other Representatives and cannot be amended in a manner adverse to a D&O Indemnified Person without such Person’s consent. The Parties hereto agree that each D&O Indemnified Person (including his or her heirs, executors or administrators and his or her other Representatives) is intended to be, and shall be, a third party beneficiary of this Agreement for the purpose of this Section 7.3(d).

Section 7.4 Publicity. The Parties hereto have agreed to a form of press release to be used for purposes of announcing the entry by the Parties to this Agreement and the Contempalted Transactions. Seller and Buyer shall consult with each other, and provide the other party the opportunity to review, comment upon and approve, which approval shall not be unreasonably withheld, conditioned or delayed, before issuing any other press release or other public statement with respect to the execution of this Agreement and the consummation of the Contemplated Transactions (other than a release or statement that conveys information that, in all material respects, is consistent with information from a release or statement that was previously approved), and shall not issue any such press release or make any such public statement prior to receiving such approval from such other party, except as may be required by applicable Law or the rules and regulations of any stock exchange upon which the securities of the disclosing party are listed (in which case the disclosing party will provide the other party with the opportunhity to review and comment on such disclosure in advance).

Section 7.5 Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that Vinson & Elkins, L.L.P. (the “Firm”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and consummation of the Contemplated Transactions.

(b) In connection with any matter or dispute under this Agreement, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company following the Closing to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) the Firm’s prior representation of the Company and (ii) the Firm’s representation of Seller and/or any of the Selling Shareholders (collectively, the “Protected Parties”) prior to and after the Closing.

(c) Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of the Firm, the Company, any of the Protected Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated in this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Protected Parties, shall be controlled by Seller on behalf of the Protected Parties and shall not pass to or be claimed by Buyer or, following the Closing, the Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller and the Protected Parties, shall be controlled by Seller on behalf of the Protected Parties, and shall not pass to or be claimed by any of Buyer or, following the Closing, the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by any of Buyer, or any of tits respective Affiliates (including, after the Closing, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) Notwithstanding the foregoing, in the event that a dispute arises between Buyer or, after the Closing, the Company, on the one hand, and a third party other than Seller or the Selling Shareholders, on the other hand, Buyer or, following the Closing, the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Buyer nor, following the Closing, the Company may waive such privilege without the prior written consent of Seller. In the event that Buyer or, following the Closing, any Protected Party is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Buyer shall promptly (and, in any event, within one (1) Business Day) notify Seller in writing (including by making specific reference to this Section 7.5(d)) so that Seller can seek a protective Governmental Order and Buyer agrees to use all commercially reasonable efforts to assist therewith.

(e) To the extent that files or other materials maintained by the Firm constitute property of its clients, only Seller and the Protected Parties shall hold such property rights and the Firm shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between the Firm, on the one hand, and Company, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Buyer agrees on behalf of itself and, following the Closing, the Company, (i) to the extent that Buyer or, after the Closing, the Company receives or takes physical possession of any Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Protected Parties or any other Person, of the privileges or protections described in this section, and (b) neither Buyer or nor, following the Closing, the Company shall assert any claim that any of the Protected Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Seller or any Selling Shareholder waive the attorney-client or other privilege, or by otherwise asserting that Buyer or, following the Closing, the Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Deal Communications from the Firm so long as such Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

Section 7.6 R&W Insurance. Buyer shall cause the R&W Insurance Policy to be incepted and bound on the date hereof and effective as of the date hereof, and to continue to be bound as of the Closing Date, in each case, in the form and substance agreed between Buyer and Seller as of the date hereof. From the date hereof through the Closing, Seller shall reasonably cooperate and shall cause the Company to reasonably cooperate with Buyer (in each case, at Buyer’s cost) in providing any reasonable information or materials for closing under the R&W Insurance Policy. Buyer shall not, without Seller’s written consent, amend, or agree to amend, any provision of the R&W Insurance Policy relating to subrogation of third party rights. Buyer shall pay, or cause to be paid when due, the premiums, the underwriting fee, and the surplus line Taxes payable in connection with the R&W Insurance Policy, whether due prior to or after the date hereof or the Closing Date. Buyer and Seller shall each be responsible for fifty percent (50%) of any Retention Funds (Seller’s portion of such Retention Funds constituting the “Seller RWI Retention Amount” and Buyer’s portion of such Retention Funds constituting the “Buyer RWI Retention Amount”, respectively), subject to Section 2.6.

Section 7.7 Disruptive Circumstances. Buyer acknowledges and agrees that (a) any determination of the existence of a Material Adverse Effect shall exclude any impact of Disruptive Circumstances on the results of operations, Assets, properties, liabilities, business or financial condition of the Company and (b) Buyer will not seek to avoid any obligation under this Agreement or any Ancillary Agreement based on an argument that any Disruptive Circumstances have had or may have a disproportionately adverse effect on the Business or the Company, relative to other companies operating in the industries in which the Company operates, whether based on facts as of the date hereof (whether known or unknown as of the date hereof) or as they may develop or become known between the date hereof and the Closing.

Section 7.8 Notification. The Company and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

Section 7.9 No Other Representations; Non-Reliance.

(a) Buyer acknowledges and agrees that it and its respective Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the Company, the Business, results of operations, prospects, condition (financial or otherwise) or Assets of the Company, and Buyer acknowledges and agrees that it has been provided adequate access to the personnel, properties, Assets, premises, books and records, and other documents and data of the Business or Company for such purpose. Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it is relying solely upon its own investigation and the representations and warranties of Seller, Selling Shareholders and the Company set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedule), the Company Certificate and the other Ancillary Agreements, acknowledges and agrees that neither Seller, Selling Shareholders nor the Company has and does not make any representations and warranties in connection with this Agreement or the other Contemplated Transactions except for the representations and warranties of Seller, Selling Shareholders and the Company set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedule) and the Ancillary Agreements, and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company); and (ii) none of the Selling Shareholders, Seller, the Company or any of their respective Affiliates or respective Representatives (including, without limitation, the directors and officers of the Company) or any other Person has made any representation or warranty as to a Selling Shareholder, Seller, the Company or the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives, except as expressly set forth in Article III and Article IV of this Agreement, the Company Certificate and the Ancillary Agreements.

(b) In connection with the due diligence investigation of the Company by Buyer and its Affiliates and their respective Representatives, Buyer and its Affiliates and their respective Representatives have received and may continue to receive after the date hereof from the Company, its Affiliates and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and their businesses and operations. Buyer hereby acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that, other than as provided under this Agreement or the Ancillary Agreements, Buyer will have no claim against the Company, or any of its Affiliates or their respective Representatives, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, for the avoidance of doubt, and without in any way limiting the provisions of paragraph (a) of this Section 7.9, Buyer hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and Article IV of this Agreement, the Company Certificate, and the other Ancillary Agreements, neither the Company nor any of their Affiliates or their respective Representatives (including, without limitation, the directors and officers of the Company) has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

(c) This Section 7.9 shall survive the termination of this Agreement and the Closing Date.

ARTICLE VIII

CONDITIONS TO CLOSE

Section 8.1 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following conditions as of the Closing Date:

(a) Representations and Warranties. (i) Each of the Fundamental Representations shall be true and correct in all respects (except for any de minimis inaccuracies) as of the date hereof and as of the Closing as if made anew as of such date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), and (ii) all representations and warranties of the Selling Shareholders and Seller contained in Article III of this Agreement and the representations and warranties of the Company contained in Article IV of this Agreement, in each case other than the Fundamental Representations, will be true and correct in all respects as of the date hereof and as of the Closing as if made anew as of such date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time) without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein, except where the failure of such representations and warranties (including those that speak only as of a specific date) to be true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect.

(b) Performance. The Company, Seller and the Selling Shareholders shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

(c) Certificates. The Company or Seller shall have delivered to Buyer:

(i) A certificate in form and substance reasonably acceptable to Buyer (the “Company Certificate”), dated as of the Closing Date, signed by a duly authorized representative of the Company certifying that the conditions in Section 8.1(a), Section 8.1(b), and Section 8.1(d) are satisfied as of the Closing Date;

(ii) A certificate of good standing of the Company issued by the Secretary of State of the State of Texas;

(iii) A certificate of good standing of Seller issued by the Secretary of State of the State of Texas; and

(iv) A certificate of the Secretary of Company certifying as to (A) the content and continuing effectiveness as of the Closing Date of the resolutions of the Board of Directors of the Company (1) approving and declaring advisable this Agreement and the Ancillary Agreements to which the Company is or will be a party and the Contemplated Transactions, (2) determining that the terms of this Agreement and the Contemplated Transactions are in the best interests of the Selling Shareholders, (3) recommending that the Selling Shareholders enter into this Agreement and any other Ancillary Agreements requiring the consent of the Selling Shareholders and (4) adopting this Agreement and the Ancillary Agreements to which the Company is or will be a party, and (B) the fact that the Pre-Closing Restructuring has been duly approved and adopted by the requisite vote of the Selling Shareholders of the Company in accordance with the Company’s organizational documents and the Texas Business Corporation Act and that such approval and adoption is in full force and effect.

(d) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect since the date hereof.

(e) Qualifications. Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(f) Governmental Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law or any final, non-appealable Governmental Order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Contemplated Transactions (each, a “Governmental Prohibition”).

(g) Ancillary Agreements. (i) The Company shall have delivered or caused to be delivered, to Buyer all Ancillary Agreements, documents and other items required to be delivered by the Company or Seller at Closing and (ii) each Selling Shareholder shall have delivered or caused to be delivered, to Buyer all Ancillary Agreements, documents and other items required to be delivered by such Selling Shareholder at Closing; in each case, pursuant to Section 2.5(a).

(h) Owned Real Property. The Owned Real Property Acquisition Agreement shall have not been terminated by the Real Property Owners and shall be in full force and effect. There shall be no outstanding closing conditions pursuant to the Owned Real Property Acquisition Agreement, other than those that are satisfied by their nature at the closing under such Owned Real Property Acquisition Agreement, and such closing under the Owned Real Property Acquisition Agreement shall occur concurrent with the Closing (provided, however, that it shall not be a failure of this condition if the closing under the Owned Real Property Acquisition Agreement fails to occur concurrent with the Closing due to any breach by the “Purchaser” thereunder).

(i) 401(k) Plan. The Company shall have delivered to Buyer evidence satisfactory to Buyer that the Company has terminated its participation in the Company’s 401(k) plan effective as of the day immediately prior to the Closing.

(j) Restrictive Agreements. Each Person identified on Annex B hereto shall have executed a Restrictive Agreement, to be effective as of the Closing, and each such Restrictive Agreement shall be in full force and effect and shall not have been revoked or rescinded by the signatories thereto.

(k) Related Party Transactions. Evidence of the settlement or payoff in full of all indebtedness, outstanding balances, payables or receivables arising in connection with any transactions between the Company and any related parties and the full release of all Encumbrances (if any) and termination of all obligations arising thereunder, in each case in form and substance reasonably satisfactory to Buyer, except for (i) transactions entered into in the Ordinary Course of Business between the Company, on one hand, and employees, officers, directors or Subsidiaries of the Company, on the other hand, and (ii) such transactions listed on Section 8.1(k) of the Disclosure Schedule.

Section 8.2 Conditions to the Seller’s, Selling Shareholders’ and Company’s Obligations. The obligations of the Seller, Selling Shareholders and the Company to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Seller in its sole discretion) of the following conditions as of the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in Article V of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as if made anew as of such date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time) without giving effect to any materiality, Buyer Material Adverse Effect or similar qualifications contained therein, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, constitute a Buyer Material Adverse Effect.

(b) Performance. Buyer will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

(c) Certificates. Buyer shall have delivered to the Company:

(i) A certificate in form and substance reasonably acceptable to the Company, dated as of the Closing Date, signed by a duly authorized representative of Buyer certifying that the conditions in Section 8.2(a) and Section 8.2(b) are satisfied as of the Closing Date;

(ii) A certificate of the Secretary of Buyer certifying as to the content and continuing effectiveness as of the Closing Date of the resolutions of the Board of Managers of Buyer approving this Agreement and the Ancillary Agreements to which Buyer is or will be a party and the Contemplated Transactions.

(d) Qualifications. Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(e) Governmental Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.

(f) Owned Real Property. The Owned Real Property Acquisition Agreement shall have not been terminated by Buyer or its Affiliates and shall be in full force and effect. There shall be no outstanding closing conditions pursuant to the Owned Real Property Acquisition Agreement, other than those that are satisfied by their nature at the closing under such Owned Real Property Acquisition Agreement, and such closing under the Owned Real Property Acquisition Agreement shall occur concurrent with the Closing (provided, however, that it shall not be a failure of this condition if the closing under the Owned Real Property Acquisition Agreement fails to occur concurrent with the Closing due to any breach by the Real Property Owners thereunder).

(g) Ancillary Agreements. Buyer shall have delivered all Ancillary Agreements required to be delivered by Buyer at Closing pursuant to Section 2.5(b).

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Company;

(b) by either Buyer or the Company if a Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any applicable Law or any final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Contemplated Transactions has been issued by a Governmental Authority of competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to any Party whose actions resulted in any applicable Law or Governmental Order that had the effect of restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(c) subject to Section 10.11, by the Company or Buyer, if the Closing has not occurred on or before 5:00 p.m. Eastern Time on July 31, 2021, which date may be extended from time to time by mutual written consent of Buyer and the Company (such date, as so extended from time to time, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) will not be available to a Party if such Party’s material breach of its obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur by the Termination Date;

(d) by Seller if (i) any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.2(a) would not be satisfied, or (ii) Buyer shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation or, (B) if curable, shall continue unremedied at the Termination Date or, if earlier, by the thirtieth (30th) day following written notice by the Company to Buyer of such breach; or

(e) by Buyer if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.1(a) would not be satisfied or (ii) the Company shall have breached or failed to comply with any of their obligations under this Agreement such that the condition set forth in Section 8.1(b) would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation or, (B) if curable, shall continue unremedied at the Termination Date, or, if earlier, by the thirtieth (30th) day following written notice by Buyer to the Company of such breach.

Any Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties hereto.

Section 9.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 9.1, this Agreement (other than the provisions of this Article IX, Section 7.4 and Article X, as well as any defined terms used in such sections, which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any Liability of any Party to any other Party, except that nothing herein shall relieve any Party from any Liability or damages (which the Parties hereto acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated herein, and may include, to the extent proven, the benefit of the bargain lost by a Party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such Party) resulting from any willful and material breach of this Agreement prior to such termination, in which case the aggrieved Party shall be entitled to all remedies available at law or in equity. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of any covenant contained in this Agreement. Without limiting the generality of the foregoing, the Parties acknowledge and agree that any failure of Buyer to satisfy its obligation to pay for the Company Interests, and any failure of either Party to cause the Closing to be effected following satisfaction or waiver of the conditions set forth in this Agreement at such time as required by Section 2.2, will be deemed to constitute a willful and material breach of a covenant of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service or sent by email. Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service or (c) the day of sending, if sent by email prior to 5:00 p.m. (Eastern Time) on any Business Day or the next succeeding Business Day if sent by email after 5:00 p.m. (Eastern Time) on any Business Day or on any day other than a Business Day:

If to Seller, the Selling Shareholders or, prior to the Closing, the Company, to:

Waterloo, Inc.

2500 Bee Cave Road, Building 1, Suite 400

Austin, TX 78746

Attention: Shane Menking

Email: shane@phmgmt.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins, L.L.P.

2801 Via Fortuna, Suite 100

Austin, TX 78746

Attention: Paul Tobias,

Email: ptobias@velaw.com

If to Buyer or, after the Closing, the Company, to:

Switch, Ltd.

7135 South Decatur Blvd

Las Vegas, NV 89118

Attention: Thomas Morton, President and Chief Legal Officer

Email: thomas@switch.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attn: Daniel Rees; Paul Jeffrey

Email: Daniel.Rees@lw.com; Paul.Jeffrey@lw.com

Each of the Parties hereto may specify a different address or addresses by giving notice in accordance with this Section 10.1 to each of the other Parties hereto.

Section 10.2 Non-Survival of Representations, Warranties, Covenants and Agreements.

(a) Other than in the event of Fraud as set forth herein and with respect to Seller’s and Selling Shareholder’s obligations with regard to Indemnified Retention Losses set forth in Section 2.6, the representations, warranties, covenants and agreements (other than those covenants and agreements that by their terms apply or are to be performed in whole or in part (but only to the extent of such part) on or after the Closing) contained in this Agreement or in any document or certificate delivered pursuant hereto (including any Schedule or the Disclosure Schedule) shall not survive beyond the Closing or termination of this Agreement and shall terminate on the earlier of the Closing or the date on which this Agreement is terminated and neither Buyer nor any other Person shall have any recourse with respect to such representations, warranties, covenants or agreements after the Closing; provided, that:

(i) any Selling Shareholder that did not commit or did not have knowledge of a Fraud committed by another Selling Shareholder with respect to their representations contained in Article III shall not have any liability to Buyer, the Company or any other Person with respect to such Fraud;

(ii) each Selling Shareholder shall only be liable to Buyer, the Company or any other Person with respect to a Fraud committed by the Company in respect of such Selling Shareholder’s pro rata portion of any liabilities resulting from such Fraud committed by the Company (such pro rata portion to be determined as a percentage equal to such Selling Shareholder’s proportional economic ownership of the Seller immediately prior to the Closing); and

(iii) any liability of Seller or Selling Shareholders for Fraud shall (A) be limited to Specified Losses and (B) survive for a period of six (6) years after the Closing Date and then terminate.

(b) Nothing in this Section 10.2 shall be construed to modify, limit or supersede Section 9.2.

Section 10.3 Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio; provided, that no consent shall be required in connection with an assignment pursuant to Section 7.3(d). Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Company shall be entitled and have the right to pursue and recover damages in the name of and on behalf of Selling Shareholders in the event of any breach by Buyer of this Agreement or in the event of Fraud, which right is hereby acknowledged and agreed to by Buyer. Subject to the foregoing, no Selling Shareholder shall be deemed a party hereto for any purpose.

Section 10.4 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and (a) if prior to the Closing, the Company or (b) if following the Closing, Seller. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 10.5 Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly provided for herein and therein. The Parties hereto acknowledge that, except as expressly provided in Article III, Article IV and Article V and in the Ancillary Agreements, none of the Parties hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

Section 10.6 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party. Counterpart signature pages to this Agreement may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 10.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under any Law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, any Law.

Section 10.8 Governing Law. This Agreement, the rights of the Parties hereto under this Agreement and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

Section 10.9 Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Subject to the provisions of Section 2.4, each of the Parties hereto, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom located within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) waives to the extent not prohibited by Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each of the Parties hereto agrees that for any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such Party shall bring such Action only in the State of Texas. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each of the Parties hereto hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by Texas Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 10.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.11 Specific Performance. Notwithstanding anything in this Agreement to the contrary, the Parties hereto agree that irreparable damage would occur in the event that any of the obligations, undertakings, covenants or agreements contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without any bond or other security being required, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which the Parties hereto are entitled at law or in equity. Without limiting the generality of the foregoing, if all of the conditions set forth in Article VIII hereof have been satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the Closing) then, each of the Parties hereto shall be entitled to cause the other Parties hereto to consummate the Closing by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 10.12 Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate schedules corresponding to the subsections of this Agreement. The representations and warranties contained in Article IV of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Article IV in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of any Law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Section 10.13 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated, except that (a) filing fees payable under or pursuant to the HSR Act shall be paid by Buyer, (b) all fees and expenses of the Escrow Agent shall be paid by Buyer, and (c) all fees, expenses and premiums relating to the R&W Insurance Policy, other than the Seller RWI Retention Amout, shall be paid by Buyer.

Section 10.14 Further Assurances. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party; provided, however, that if such further actions relate to any indemnification claim under this Agreement or to any other dispute between the Parties, the terms of this Section 10.14 will not apply.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

SWITCH, LTD.

By:	/s/ Thomas Morton
Name: Thomas Morton
Title: President and Chief Legal Officer

COMPANY:

DATA FOUNDRY, INC.

By:	/s/ Shane Menking
Name: Shane Menking
Title: President and Chief Financial Officer

SELLER:

WATERLOO, INC.

By:	/s/ Shane Menking
Name: Shane Menking
Title: President and Chief Financial Officer

Signature Page to Interest Purchase Agreement

SELLING SHAREHOLDERS:

CAROLYN YOKUBAITIS

/s/ Carolyn Yokubaitis

JONAH YOKUBAITIS

/s/ Jonah Yokubaitis

RONALD YOKUBAITIS

/s/ Ronald Yokubaitis

EDWARD HENIGIN

/s/ Edward Henigin

Y7 FAMILY TRUST

By:	/s/ Sunday Yokubaitis
Name:
Title:

Signature Page to Interest Purchase Agreement

ANNEX A

Selling Shareholders

Carolyn Yokubaitis

Jonah Yokubaitis

Ronald Yokubaitis

Edward Henigin

Y7 Family Trust

Annex A

ANNEX B

Parties to Restrictive Agreements

Carolyn Yokubaitis

Jonah Yokubaitis

Ronald Yokubaitis

Annex B